Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
Superior TeleCom Inc., et al.,(1))		Case No. 03-10607 (JWV)
	)	Jointly Administered
Debtors.	)

DEBTORS’ AMENDED JOINT PLAN

OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PACHULSKI, STANG, ZIEHL, YOUNG, JONES
& WEINTRAUB P.C.
Laura Davis Jones (Bar No. 2436)
James I. Stang (CA Bar No. 94435)
Michael R. Seidl (Bar No. 3889)
Curtis A. Hehn (Bar No. 4264)
919 N. Market Street, 16th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone:  (302) 652-4100
Facsimile:   (302) 652-4400

PROSKAUER ROSE LLP Alan B. Hyman (AH-6655) Jeffrey W. Levitan (JL-6155) Lisa A. Chiappetta (LC-6514) 1585 Broadway New York, New York 10036 Telephone: (212) 969-3000 Facsimile: (212) 969-2900

BANKRUPTCY COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION	SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

Dated: October 22, 2003

(1) The Debtors are the following entities: Superior TeleCom Inc.; Superior Telecommunications Inc.; Superior Telecommunications Realty Company; Essex International Inc.; Essex Group, Inc., a Michigan corporation; Superior Essex Realty Company; Active Industries, Inc.; Diamond Wire & Cable Co.; Essex Funding, Inc.; Essex Services, Inc.; Essex Canada Inc.; Essex Technology, Inc.; Essex Wire Corporation; Essex Group, Inc., a Delaware corporation; Essex Group Mexico Inc. and Essex Mexico Holdings, L.L.C.

ii

DEBTORS’ AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

ARTICLE I

INTRODUCTION, DEFINED TERMS, RULES OF

INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.1                                      Introduction

Superior TeleCom Inc.; Superior Telecommunications Inc.; Superior Telecommunications Realty Company; Essex International Inc.; Essex Group, Inc., a Michigan corporation; Superior Essex Realty Company; Active Industries, Inc.; Diamond Wire & Cable Co.; Essex Funding, Inc.; Essex Services, Inc.; Essex Canada Inc.; Essex Technology, Inc.; Essex Wire Corporation; Essex Group, Inc., a Delaware corporation; Essex Group Mexico Inc.; and Essex Mexico Holdings, L.L.C., debtors and Debtors-in-Possession in the above-captioned cases (collectively, the “Debtors”), hereby respectfully propose the following Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as further amended from time to time, and including all addenda, exhibits, schedules and other attachments hereto, as any of the same may be amended from time to time, all of which are incorporated by reference), in accordance with chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and other applicable law.  Reference is made to the Disclosure Statement (defined herein) distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, risk factors, a summary and analysis of the Plan and certain related matters, including, among other things, securities to be issued under the Plan.  Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation.

Section 1.2                                      Defined Terms

The definitions contained in the Section 101 et seq. of the Bankruptcy Code are incorporated herein by this reference, except that, unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

“Administrative Agent” means Deutsche Bank Trust Company Americas as administrative agent for the Lenders as described in the Existing Credit Agreement.

“Administrative Claim” means a Claim for costs and expenses of administration under Section 503(b), 507(a)(1), or 507(b) of the Bankruptcy Code, including for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for services and reimbursement of expenses under Sections 330(a) or 331 of the Bankruptcy Code; (c) any Claims for compensation or reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date or otherwise in accordance with the Plan; (d) all fees and charges assessed against the Estates under 28 U.S.C. §§ 1911-1930; and (e) all obligations under the DIP Facility.

“Administrative Claim Bar Date” means that date 30 days after the Confirmation Date, the last date for filing an Administrative Claim in accordance with Section 2.1(d) of this Plan.

“Affiliate” means an affiliate as such term is defined in Section 101(2) of the Bankruptcy Code.

“Allowed” means, with respect to any Claim, except as otherwise provided herein, any Claim or portion thereof against any Debtor, (a) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) and as to which (i) no objection to the allowance thereof or action to recharacterize, estimate, equitably subordinate, or otherwise limit recovery with respect thereto has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order or (ii) if an objection has been interposed, then only to the extent such Claim has been allowed (whether in whole or in part) by a Final Order; (b) which, if no proof of claim has been so filed, has been listed by a Debtor in its Schedules as other than disputed, contingent, or unliquidated and as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order or (ii) if an objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto has been interposed, then only to the extent such Claim has been settled, waived, withdrawn, or decided by a Final Order; (c) which Claim arises from the recovery of property under Section 550 or 553 of the Bankruptcy Code and is allowed in accordance with Section 502(h) of the Bankruptcy Code; (d) which Claim is allowed as provided in the Plan; or (e) which Claim is allowed by a Final Order.

“Allowed Claim” means a Claim that has been Allowed.

“Alpine” means The Alpine Group, Inc., and any of its affiliates.

“Alpine Notes” means the Notes as defined in or issued under or in connection with the Reimbursement Agreement.

“Alpine Claims” means all Claims or Equity Interests held by Alpine against any Debtor, including, without limitation, obligations under or in connection with (i) the Reimbursement Agreement, (ii) the Alpine Notes, and (iii) any other obligation of any or all of the Debtors to Alpine.

“Avoidance Actions” means the Causes of Action of the Debtors or their Estates arising under Sections 541, 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code, including without limitation avoidance, fraudulent conveyance, fraudulent transfer, and preference actions.

“Ballot” means the ballot for voting to accept or reject the Plan distributed by the Debtors to each Holder of a Claim entitled to vote on the Plan.

“Bankruptcy Code” means Title 11 of the United States Code, Section 101 et seq., as in effect on the Petition Date, and as such title has been or may be, amended after the Petition Date, to the extent that any such amendment is applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time, and the Official Bankruptcy Forms or local rules of the Bankruptcy Court, each as in effect on the Petition Date and as each has been, or may be, amended after the Petition Date, to the extent that any such amendment is applicable to the Chapter 11 Cases.

“Bar Date” means the applicable last day for filing of proofs of Claim relating to any Claim as set forth in the Bar Date Order.

“Bar Date Order” means that order of the Bankruptcy Court dated June 20, 2003, granting the Debtors’ Motion for Order (I) Fixing the Deadline to File Proofs of Prepetition Claims Pursuant to Fed.R.Bankr.P. 2002 and 3003 and Del.Bankr.LR 2002-1(e) and (II) Approving the Form and Manner of Notice of Bar Date entered in these cases at docket no. 443, as the same may be amended from time to time.

“Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday” (as such term is defined In Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America or equivalents thereto.

“Causes of Action” means all accounts, actions, agreements, Avoidance Actions, bonds, bills, causes of action, claims, chooses in action, contracts, controversies, counterclaims, covenants, crossclaims, damages, debts, dues, judgments, promises, reckonings, rights to equitable remedies, rights to legal remedies, rights to payment, specialties, suits, sums of money, third-party claims, trespasses,  and variances of, or belonging to, the Estates, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity, or otherwise that are or may be pending on the Effective Date or are instituted by the Debtors or the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order, in any court or other tribunal.

“Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Claim” means a claim as defined in Section 101(5) of the Bankruptcy Code against any of the Debtors, whether or not asserted.

“Class” means a class of Claims or Equity Interests as set forth in Article III of the Plan.

“Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases.

“Confirmation” means entry of the Confirmation Order by the Bankruptcy Court.

“Confirmation Date” means the date upon which the Confirmation Order is entered by the Bankruptcy Court in the docket maintained by the Bankruptcy Court pursuant to Bankruptcy Rule 5003.

“Confirmation Date Management” means any Person or Entity serving on the Confirmation Date, or who was serving as of the Petition Date and who would have been serving on the Confirmation Date but for the fact that he or she was involuntarily terminated without cause or voluntarily left employment for good cause, including death or disability, as one of the Debtors’ directors, officers, or employees, who, by reason of such Person’s or Entity’s service in any such capacity before or after the Confirmation Date, the Debtors were obligated to indemnify to the extent provided in the Debtors’ constituent documents, by a written agreement with the Debtors, or by the Delaware General Corporation Law or other applicable law.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

“Consummation” means the occurrence of the Effective Date.

“Contingent Claim” means a Claim that has not been Allowed and that (i) was not filed in a sum certain or that (ii) has accrued but nonetheless remains dependent on the occurrence of a future event that may never occur.

“Creditor” means any Holder of a Claim.

“Debtors” has the meaning set forth in Section 1.1 hereof.

“Debtors-In-Possession” means the Debtors as debtors-in-possession pursuant to Sections 1101, 1107, and 1108 of the Bankruptcy Code.

“Delaware General Corporation Law” means Title 8 of the Delaware Code, as now in effect or hereafter amended.

“DIP Agent” means Deutsche Bank Trust Company Americas as administrative agent for the DIP Lenders under the DIP Credit Agreement.

“DIP Credit Agreement” and “DIP Facility” mean the Revolving Credit, Guarantee and Security Agreement among Superior Telecommunications Inc., a Debtor-in-Possession, as Borrower and Superior TeleCom Inc. and the Subsidiaries of Superior TeleCom Inc. named therein, as Debtors-in-Possession, as Guarantors and the Lenders Party thereto, and General Electric Capital Corporation, as Syndication Agent and Deutsche Bank Trust Company

Americas, as administrative agent, dated as of March 4, 2003, and any Final Order entered with respect thereto.

“DIP Lenders” means the financial institutions from time to time party to the DIP Credit Agreement as lenders.

“Disclosure Statement” means the Debtors’ Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 28, 2003, as amended, supplemented, or modified from time to time, relating to and describing this Plan, including, without limitation, any exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code and Bankruptcy Rules and other applicable law.

“Disputed” means, with respect to any Claim, any Claim: (a) as to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn, or determined by a Final Order; (b) that is a Contingent Claim; or (c) that has not been Allowed.

“Distribution” means any distribution of Cash or other property under the Plan, including such distributions made in accordance with the Plan.

“Distribution Record Date” means the Confirmation Date.

“Dollar” means a U.S. dollar.

“Effective Date” means the first Business Day on which all conditions specified in Sections 9.1 and 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.

“Effective Date Transactions” means the transactions described in Section 5.2 of the Plan.

“Entity” means an entity as defined in Section 101(15) of the Bankruptcy Code together with any limited liability company or other organized entity.

“Equity Interest” means any equity interest in any of the Debtors including, but not limited to, all Securities Litigation Claims and all issued, unissued, authorized or outstanding shares of preferred and common stock or other equity interest, together with any warrants, options, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto.

“Estates” means the estates of the Debtors created by Section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

“Existing Credit Agreement” means that Amended and Restated Credit Agreement dated as of November 27, 1998 (as amended, modified, or otherwise supplemented from time to time), among the Debtors, the Existing Lenders, Deutsche Bank Trust Company Americas as Administrative Agent, Merrill Lynch & Co., as Documentation Agent, and Fleet National Bank, as Syndication Agent.

“Existing Lender Claims” means all Claims held by the Existing Lenders against any Debtor arising under or in connection with the Existing Credit Agreement including, without limitation, claims for principal, accrued interest (including post-petition interest), and fees (including all deferred fees and letter of credit fees).

“Existing Lender Plan Committee” means those Existing Lenders from time to time members of the ad-hoc lender governance committee formed by the Administrative Agent.

“Existing Lenders” means the financial institutions from time to time party to the Existing Credit Agreement.

“Exit Facility” means exit financing obtained by the Debtors substantially on the terms and conditions set forth in the Exit Facility Term Sheet, attached as Exhibit A to this Plan, and as more fully described in the Disclosure Statement.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter (a) that has not been reversed, stayed, modified, or amended and as to which (i) any right to appeal or to seek certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or to seek certiorari, review, reargument, stay, or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending, or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought or (ii) the time to appeal further or seek certiorari, further review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay, or rehearing is pending, provided, however, that the possibility that a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure or analogous rule under the Federal Rules of Bankruptcy Procedure may be filed shall not cause such order not to be a Final Order.

“General Unsecured Claim” means any Claim against any of the Debtors that arose or accrued before the Petition Date and is not an Administrative Claim, Priority Tax Claim,  Secured Tax Claim, Other Secured Claim, Existing Lender Claim, Priority Wage Claim, Intercompany Claim, Personal Injury Claim, Senior Subordinated Note Claim, Trust Debenture Claim, Alpine Claim, Equity Interest in Superior, Equity Interest in Subsidiary, or Securities Litigation Claim.

“Holder” means the beneficial holder of any Claim or Equity Interest.

“Initial Distribution Date” means the Effective Date or as soon as practicable thereafter as determined by the Reorganized Debtors or such other date as the initial payment of Allowed Claims in a given Class is required to be made under the Plan.

“Impaired” means, with respect to a Claim or an Equity Interest, a Claim or an Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Insider” means one or more insiders of the Debtors as defined in section 101(31) of the Bankruptcy Code.

“Intercompany Claim” means a Claim held by any Debtor or non-debtor Affiliate of the Debtors against any of the Debtors, including, but not limited to a Claim that was incurred after the Petition Date, constituting an allocation made in accordance with the Debtors’ customary cash management practices, which does not require repayment in cash and does not constitute a loan and/or any Allowed Claim treated under Class U-1 of this Plan.

“Intercompany Interests” means any and all equity securities of a Debtor that are owned by another Debtor as of the Distribution Record Date.

“KERP” means the Key Employee Retention Plan component of the Key Employee Retention Plan.

“Key Employee Retention Plan” means the various employee retention plans adopted pursuant to and accordance with the Bankruptcy Court’s orders Docket Nos. 182 and 374 and all related documents and filings to the extent not inconsistent with such orders.

“Liability” and “Liabilities” mean any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including without limitation, those arising under any contract agreement, arrangement, commitment or undertaking on or prior to the Effective Date.

“Lien” means a lien as defined in Section 101(37) of the Bankruptcy Code against property of any of the Debtors.

“Minimum Availability Condition” means the condition that at closing on the Exit Facility, minimum availability under the Exit Facility shall be at least $40 million.

“New Board” means the initial board of directors of the New Parent as of the Effective Date.

“New Common Stock” means the new common stock issued by the New Parent on the Effective Date.

“New Parent” means the corporation to be incorporated as part of the Effective Date Transactions.

“New Senior Note Indenture” means the new indenture issued with respect to the New Senior Notes.

“New Senior Notes” means the new notes under the New Senior Note Indenture in the total amount of $145,000,000 to be issued by the STI-LLC.

“New Subsidiary” means the wholly owned subsidiary of New Parent to be incorporated as part of the Effective Date Transactions.

“New Subsidiary Preferred Stock” means the preferred stock to be issued by the New Subsidiary.

“New Warrants” means the warrants to be issued to holders of Senior Subordinated Note Claims provided that that class votes in favor of the Plan.

“Other Priority Claims” means any Claim accorded priority in right of payment under Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, a Priority Wage Claim, or an Administrative Claim.

“Other Secured Claims” means all Secured Claims against the Debtors other than the Secured Tax Claims, the Existing Lender Claims, and Claims under the DIP Credit Agreement, held by any Person or Entity and/or any Allowed Claim treated under Class S-2 of this Plan.

“Person” means a person as defined in Section 101(41) of the Bankruptcy Code.

“Personal Injury Claims” means those Allowed Claims asserting liabilities based on wrongful death, loss of consortium, personal injury, or product liability, including without limitation any claim relating to or arising from any alleged exposure to asbestos, treated under Class U-2A of this Plan.

“Petition Date” means March 3, 2003.

“Plan” means the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as further amended from time to time, and including all addenda, exhibits, schedules, Plan Supplement, and other attachments hereto, as any of the same may be amended from time to time.

“Plan Documents” means the agreements, documents, and instruments entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan, including, without limitation, those documents identified on exhibit F to the Disclosure Statement.

“Plan Supplement” means the supplement to be filed with the Bankruptcy Court on or before the tenth calendar day prior to the hearing scheduled to consider Confirmation of the Plan, which shall include, among other things, either drafts or final versions of the Plan Documents.

“Priority Tax Claim” means an Allowed Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

“Priority Wage Claim” means an Allowed Claim of the kind specified in Section 507(a)(3) and/or any Allowed Claim treated under Class P-1 of this Plan.

“Pro Rata” means proportionately so that with respect to a Claim, the ratio of (a) the amount of property distributed on account of a particular Claim to the amount of the Claim is the same as the ratio of (b) the amount of property distributed on account of all Claims in the Class in which the particular Claim is included to the amount of all claims in that Class.

“Professional Fees” means all compensation and reimbursement of expenses Allowed to Professionals pursuant to Section 330, 331, or 503(b) of the Bankruptcy Code.

“Professionals” means a Person or Entity employed pursuant to a Final Order in accordance with Section 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330, and 331 of the Bankruptcy Code.

“Proof of Claim” means a proof of claim pursuant to Section 501 of the Bankruptcy Code and/or any order of the Bankruptcy Court, together with any supporting documents.

“Registration Rights Agreement” means that agreement among the New Parent and certain Holders of New Common Stock substantially on the terms attached as Exhibit D to this Plan.

“Reimbursement Agreement” means that certain Reimbursement Agreement dated as of November 30, 2001, among The Alpine Group, Inc., STI, and Superior.

“Released Causes of Action” means any Cause of Action against any Releasee and any Avoidance Action.

“Releasees” means the Confirmation Date Management, the Holders of Existing Lender Claims, the Administrative Agent, the DIP Agent, the Syndication Agent, the DIP Lenders, Alpine, the Debtors’ Affiliates, such parties’ respective professionals, officers, directors, and/or agents, and the professionals retained by the Debtors or at the expense of the Debtors’ Estates.

“Reorganized …..” means, in relation to any specified Entity, such Entity and any successors thereto by merger, consolidation or otherwise on or after the Effective Date.

“Reserve Fund” means such amount of Cash consideration as the Reorganized Debtors shall determine to be necessary (or the Court shall order as necessary) to retain on the Initial Distribution Date for the purpose of satisfying the likely liquidated amount of Disputed Claims if they subsequently become Allowed Claims.

“Retained Causes of Action” means all Causes of Action except for Released Causes of Action.

“Schedules” means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs of one or more of the Debtors filed pursuant to

Section 521 of the Bankruptcy Code, and in accordance with the Official Bankruptcy Forms and the Bankruptcy Rules, as each has been, or may be, amended and supplemented from time to time.

“Secured Claim” means (a) a Claim that is secured by a lien on or security interest in property of any of the Debtors, which lien or security interest is valid, perfected, and enforceable under applicable law or by reason of a Final Order; or (b) a Claim that is subject to setoff under Section 553 of the Bankruptcy Code, but only to the extent of the value of the creditor’s interest in such Debtor’s interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in Section 506 of the Bankruptcy Code; or (c) an Allowed Claim under this Plan as a Secured Claim.

“Secured Tax Claim” means any Secured Claim of a governmental unit and/or any Allowed Claim treated under Class S-1 of this Plan.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Litigation Claims” means all Claims against any Debtor that are asserted, could have been asserted, or arise from activities occurring prior to the Petition Date, in any pending or threatened litigation against the Debtors under the Securities Act or other applicable Federal or State securities laws.

“Senior Subordinated Credit Agreement” means that Senior Subordinated Credit Agreement (as amended, supplemented, restated, or modified from time to time) dated as of May 26, 1999, among the Debtors, the guarantors named therein, the lending institutions listed therein, and Deutsche Bank Trust Company Americas as administrative agent.

“Senior Subordinated Note Claims” means all Claims against any Debtor arising in connection with the Senior Subordinated Notes and/or any Allowed Claim treated under Class U-3 of this Plan.

“Senior Subordinated Notes” means all Claims or obligations under or in connection with the Senior Subordinated Credit Agreement (as amended, supplemented, restated or modified from time to time) dated as of May 26, 1999, among STI, the guarantors named therein, the lending institutions listed therein, and Deutsche Bank Trust Company Americas as administrative agent.

“Settlement Agreement” means the Settlement and Claims Handling Agreement dated September 17, 1999, by and among Great American Insurance Company, Liberty Mutual Insurance Company, Allstate Insurance Company, Fireman’s Fund Insurance Company, and Essex Group, Inc., as modified, supplemented, or amended.

“STI” means Superior Telecommunications Inc.

“STI-LLC” means the limited liability company to which STI will convert as part of the Effective Date Transactions.

“Stock Incentive Plan” means the stock incentive plan provided for under Section 5.11 of this Plan.

“Subsidiaries” means all direct or indirect subsidiaries of the Superior that are Debtors.

“Superior” means Superior TeleCom Inc.

“Syndication Agent” means General Electric Capital Corporation as syndication agent as described in the DIP Credit Agreement.

“Trust Debentures” means the 8.5% convertible subordinated debentures issued pursuant to the Trust Preferred Indenture.

“Trust Debenture Claims” means all Claims against any Debtor arising in connection with (i) the Trust Preferred Indenture, (ii) the Trust Debentures, and (iii) the Guarantee Agreement dated as of March 31, 1999, among the Superior and American Stock Transfer & Trust Company with respect to the Trust Debentures.

“Trust Preferred Indenture” means the indenture dated as of March 31, 1999, between the Superior and American Stock Transfer & Trust Company as indenture trustee.

“Trust Preferred Indenture Trustee” means American Stock Transfer & Trust Company in its capacity as indenture trustee pursuant to the Trust Preferred Indenture.

“Unclaimed Distribution” means any Distribution to a Holder of an Allowed Claim that is returned to the Reorganized Debtors as undeliverable and any Distribution to a Holder of an Allowed Claim for which claim is not made in accordance with the Plan.

“Unimpaired Claim” means a Claim that is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

“Unimpaired Class” means a Class in which is included any Unimpaired Claims within the meaning of Section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, a Secured Tax Claim, an Other Secured Claim, or an Existing Lender Claim.

“U.S. Trustee” means the Office of the United States Trustee for Region 3, the Acting United States Trustee for Region 3, and/or her or his representative.

“Voting Deadline” means the date stated in the Voting Instructions by which all Ballots must be received.

“Voting Instructions” means the Instructions for voting on the Plan contained in the section of the Disclosure Statement entitled “SOLICITATION; VOTING PROCEDURES” and in the Ballots.

“Voting Record Date” means September 2, 2003.

Section 1.3                                      Rules of Interpretation, Computation of Time, and Governing Law

(a)  For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall also include the masculine, feminine, and neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified, or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(b)  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

(c)  Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

ARTICLE II

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.1                        Administrative Claims

(a)  Unless otherwise provided for herein, each Holder of an Administrative Claim (including, without limitation all Professional Fees of Professionals pursuant to Section 327, 328, 329, 330, 331, 503(b)(1), 503(b)(4) or 1103 of the Bankruptcy Code) shall be paid 100% of the unpaid Allowed amount of such Administrative Claim in Cash on or as soon as reasonably practicable after the later of (a) the Effective Date, (b) the date such Administrative Claim becomes Allowed, and (c) the date such Administrative Claim becomes due pursuant to its terms.  An Allowed Administrative Claim representing obligations incurred in the ordinary course of business shall be paid in full or performed by the Debtors or the Reorganized Debtors, as the case may be, in accordance with its terms and conditions, in the ordinary course of business.  In addition, an Allowed Administrative Claim may be paid on such other terms and conditions as are agreed to between the Debtors or the Reorganized Debtors, as the case may be, and the Holder of such Allowed Administrative Claim.

(b)  The obligations outstanding on the Effective Date under the DIP Facility will be paid in full in Cash from the proceeds of the Exit Facility on the Effective Date and the DIP Facility will be terminated; provided that any obligations comprised of outstanding and undrawn letters of credit shall be satisfied, at the sole discretion of the Reorganized Debtors, by one (or any combination) of the following: (i) the surrender of any such undrawn letters of credit to the issuers thereof, (ii) the cash collateralization of such letters of credit in an amount equal to 105% of the aggregate face amount of all such letters of credit, or (iii) the implementation of other arrangements with respect to such letters of credit as may be acceptable to the Reorganized Debtors and the issuers of such letters of credit.  Letters of credit issued under the DIP Facility will be replaced by new letters of credit to be issued on the Effective Date under the Exit Facility.

(c)  All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to and including the Confirmation Date shall be filed with the Bankruptcy Court not later than thirty days after the Effective Date.  All reasonable fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Confirmation Date shall be paid by the Reorganized Debtors without further Bankruptcy Court authorization.

(d)  Pursuant to sections 503(a) and 503(b) of the Bankruptcy Code and Bankruptcy Rule 3003(c), and except to the extent that another Bar Date applies, each Person or Entity that asserts an Administrative Claim against one or more of the Debtors must file a request for payment of such Administrative Claim so as to be received not later than thirty (30) days after the Confirmation Date (the “Administrative Claim Bar Date”).  The following Persons or Entities are not required to file an Administrative Claim by the Administrative Claim Bar Date: (1) any Person or Entity that has already filed an Administrative Claim against the Debtors; (2) Holders of Administrative Claims previously Allowed by Final Order of the Bankruptcy Court or otherwise defined in the Plan; (3) any Person or Entity seeking allowance of Professional Fees of Professionals; (4) Holders of any Administrative Claim that arises and is due and payable in the ordinary course of the Debtors’ businesses except with respect to those Administrative Claims that remain outstanding and unpaid by the Debtors beyond ordinary business terms or prior course of business dealings; and (5) the DIP Lenders and the DIP Agent.

Section 2.2                        Priority Tax Claims

Each Allowed Priority Tax Claim shall be paid by the Debtors in full.  At the election of the Debtors, such payment shall be made (a) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in Cash, in up to twenty-four equal quarterly installments (and in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claims at a rate to be agreed to by the Debtors and the appropriate governmental unit, or, if they are unable to agree, as determined by the Bankruptcy Court), commencing on (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (iii) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (iv) as may be agreed upon between the Holder of such Allowed Priority

Tax Claim and the Debtors or (b) in Cash on (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (iii) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (iv) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors.  In the event an Allowed Priority Tax Claim may also be classified as an Allowed Secured Tax Claim or an Allowed Other Secured Claim, the Debtors may, at their option, elect to treat such Allowed Priority Tax Claim as an Allowed Secured Tax Claim or an Allowed Other Secured Claim.

ARTICLE III

CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS

Section 3.1                        Classification

The categories of Claims and Equity Interests listed in this Article III classify Claims and Equity Interests for all purposes, including voting, confirmation, and Distribution pursuant to the Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code unless the Holder of a Claim agrees to be classified otherwise or is re-classified by Final Order of the Bankruptcy Court.  A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid, released, or otherwise settled prior to the Effective Date.

Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to Section 1123(a)(1) of the Bankruptcy Code) and Equity Interests are classified as set forth below in this Article III.

Class	Claim	Status	Voting Rights	Estimated Recovery
S-1	Secured Tax Claims	Unimpaired	Not entitled to vote	100%
S-2	Other Secured Claims	Unimpaired	Not entitled to vote	100%
S-3	Existing Lender Claims	Impaired	Entitled to vote	42.5%
P-1	Priority Wage Claims	Unimpaired	Not entitled to vote	100%
U-1	Intercompany Claims	Impaired	Entitled to vote(1)	N/A
U-2A	Personal Injury Claims	Impaired	Entitled to vote	N/A
U-2B	General Unsecured Claims	Impaired	Entitled to vote	13.6	%(2)

(1)  The Holders of Allowed Intercompany Claims are co-proponents of the Plan and are therefore deemed to accept the Plan.

(2)  Assumes $22.0 million of General Unsecured Claims as reflected in the Schedules.

Class	Claim	Status	Voting Rights	Estimated Recovery
U-3	Senior Subordinated Note Claims	Impaired	Entitled to vote	0.6	%(3)
U-4	Trust Debenture Claims	Impaired	Not entitled to vote	0%
U-5	Alpine Claims	Impaired	Not entitled to vote	0%
E-1	Equity Interests in Superior	Impaired	Not entitled to vote	0%
E-2	Equity Interests in Subsidiaries	Impaired	Entitled to vote(4)	N/A

(3)  Based on a value of the New Warrants of $1.25 million.

(4)  The Holders of Allowed Equity Interests in Subsidiaries are co-proponents of the Plan and are therefore deemed to accept the Plan.

Section 3.2                                      Acceptances and Rejections

Classes S-1, S-2, and P-1 are not Impaired under the Plan, and Holders of Claims in those Classes are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code; the votes of Holders of Claims in those Classes will not be solicited.  Each of Classes S-3, U-2A, U-2B, and U-3 is Impaired under the Plan, and Holders of Claims or Equity Interests in those Classes are entitled to vote to accept or reject the Plan.  Each of Classes U-4, U-5, and E-1 is Impaired under the Plan and will not receive or retain any property under the Plan; Holders of Claims or Equity Interests in those Classes are presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Classes U-1 and E-2 are Impaired under the Plan; the Holders of Allowed Intercompany Claims and Allowed Equity Interests in Subsidiaries are co-proponents of the Plan and are therefore deemed to accept the Plan.

Section 3.3                                      Classification and Treatment of Claims and Equity Interests

(a)  Class S-1—Secured Tax Claims

(i)                           Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Secured Tax Claims against the Debtors are unaltered by the Plan.  Unless the Holder of such Claim and the Debtors agree to a different treatment, with respect to each Holder of a Secured Tax Claim, the Reorganized Debtors shall, at their election, either (a) pay the Allowed amount of such Claim in full on the later of the Effective Date or the date such Secured Tax Claim becomes an Allowed Claim by Final Order; (b) return the collateral to the secured creditor with respect to such Claim; (c) reinstate the Claim in accordance with the provisions Section 1124(2) of the Bankruptcy Code; (d) pay such Claim in the ordinary course of business; or (e) otherwise treat such Claim in a manner that will render such Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code.

Any default with respect to any Secured Tax Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

(ii)                        Voting:  Class S-1 is not Impaired.  The Holders of Allowed Secured Tax Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(b)  Class S-2—Other Secured Claims

(i)                           Treatment: The legal, equitable, and contractual rights of the Holders of Other Secured Claims against the Debtors are unaltered by the Plan.  Unless the Holder of such Claim and the Debtors agree to a different treatment, with respect to each Holder of an Other Secured Claim, the Reorganized Debtors shall, at their election, either (a) pay the Allowed amount of such Claim in full on the later of the Effective Date or the date such Other Secured Claim becomes an Allowed Claim by Final Order; (b) return the collateral to the secured creditor with respect to such Claim; (c) reinstate the Claim in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; (d) pay such Claim in the ordinary course of business; or (e) otherwise treat such Claim in a manner that will render such Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code.

Any default with respect to any Other Secured Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

(ii)                        Voting: Class S-2 is not Impaired.  The Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(c)  Class P-1—Priority Wage Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of Priority Wage Claims against the Debtors are unaltered by the Plan.  Unless the Holder of such Claim and the Debtors agree to a different treatment, (a) each Holder of a Priority Wage Claim due and owing on the Effective Date shall be paid in full in Cash by the Reorganized Debtors on the later of the Effective Date or the date such Priority Wage Claim becomes an Allowed Claim by Final Order; (b) to the extent such Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash by the Reorganized Debtors on the later of the date on which such Claim becomes due and owing in the ordinary course of business (and in accordance with the terms and conditions of any agreements thereto) or the date such Claim becomes an Allowed Claim by Final Order; or (c) such Claim otherwise shall be treated in a manner that will render such Claim Unimpaired pursuant to Section 1124 of the Bankruptcy Code.

Any default with respect to any Priority Wage Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

(ii)                        Voting:  Class P-1 is not Impaired.  The Holders of Priority Wage Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(d)  Class S-3—Existing Lender Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of Existing Lender Claims against the Debtors are Impaired by the Plan.  On the Effective Date, the Existing Lender Claims shall be deemed Allowed in the aggregate amount of $890,026,479.46, plus accrued and unpaid interest and fees (if any) for the period up to, but not including, the Petition Date.

(A)                              Unless the Holders of Existing Lender Claims and the Debtors agree to a different treatment, the Holders of the Existing Lender Claims will receive or retain, in the aggregate, on the Effective Date (or sooner, to the extent authorized by Final Order of the Bankruptcy Court), (a) 100% of the New Common Stock (subject to dilution as set forth in Section 5.6(b) of this Plan), (b) 100% of the New Senior Notes, (c) 100% of the New Subsidiary Preferred Stock, (d) $58.1 million consisting of the Debtors’ Federal tax refund for the 2002 fiscal year, and (e) the monthly adequate protection payments authorized in connection with approval of the DIP Facility.  Holders of such Claims shall waive any and all of their subordination rights with respect to the Holders of Senior Subordinated Note Claims only to the extent that such waiver is necessary to effectuate the treatment accorded to the Holders of Senior Subordinated Note Claims in the event that Class votes in favor of the Plan.

(B)                                All Distributions of New Common Stock, New Senior Notes, and New Subsidiary Preferred Stock issued to the Holders of Existing Lender Claims shall be distributed Pro Rata to the Holders of such Claims.

(ii)                        Voting: Class S-3 is Impaired.  The Holders of Allowed Existing Lender Claims are entitled to vote to accept or reject the Plan.

(e)  Class U-1—Intercompany Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of Intercompany Claims against the Debtors are Impaired by the Plan.  At the election of the Reorganized Debtors and the Holder of an Intercompany Claim held by a Debtor, such Intercompany Claim shall be reinstated, released, contributed to capital, or dividended.  Allowed Intercompany Claims held by non-Debtors shall receive the same pro-rata distribution as General Unsecured Claims (Class U-2B) under this Plan provided, however, that distribution on account of any Allowed Intercompany claims of non-Debtors shall not dilute the pro-rata distribution of $3,000,000 to the Holders of General Unsecured Claims.

(ii)                        Voting:  Class U-1 is Impaired.  The Holders of Allowed Intercompany Claims are co-proponents of the Plan and are therefore deemed to accept the Plan.

(f)  Class U-2A—Personal Injury Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of Personal Injury Claims against the Debtors are Impaired by the Plan.  All Personal Injury Claims are Disputed Claims under the Plan.  All Holders of Allowed Personal Injury Claims shall continue to be able to assert Claims under applicable insurance coverage and other similar arrangements.  Holders of Allowed Personal Injury Claims will receive no other Distribution under the Plan.  Notwithstanding anything contained in the Plan, each Personal Injury Claim shall be allowed in such amount as determined by a Final Order of the court with jurisdiction over such Personal Injury Claim, or in any settlement reached with respect thereto and consented to by the applicable insurers or to the extent permitted by the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements.  Payments of Personal Injury Claims are subject to the Settlement Agreement and/or any applicable insurance policies, insurance coverage, and other similar arrangements.

(ii)                        Voting:  Class U-2A is Impaired.  The Holders of Allowed Personal Injury Claims are entitled to vote to accept or reject the Plan.

(g)  Class U-2B—General Unsecured Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of General Unsecured Claims against the Debtors are Impaired by the Plan.

Unless a Holder of an Allowed General Unsecured Claim and the Debtors agree to a different, less favorable, treatment, the Holders of Allowed General Unsecured Claims shall receive, on the later of (a) the date that their Claims are Allowed by Final Order and (b) the Effective Date, a Cash payment equal to a Pro Rata share of $3,000,000.

(ii)                        Voting:  Class U-2B is Impaired.  The Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

(h)  Class U-3—Senior Subordinated Note Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of the Senior Subordinated Note Claims against the Debtors are Impaired by the Plan.  Unless a Holder of an Allowed Senior Subordinated Note Claim and the Debtors agree to a different treatment, and provided that at least two-thirds in amount and more than one-half in number of the voting Holders of Allowed Senior Subordinated Note Claims vote in favor of the Plan,  the Holders of Allowed Senior Subordinated Note Claims shall receive on the Effective Date their Pro Rata Distribution of New Warrants to purchase up to 5% of the New Common Stock.  If the voting Holders of Allowed Senior Subordinated Note Claims who vote in favor of the Plan are not at least two-thirds in amount and more than one-half in number of those Holders voting, then the Holders of Allowed Senior Subordinated Note Claims shall receive no Distribution under the Plan.

(ii)                        Voting: Class U-3 is Impaired.  The Holders of Allowed Senior Subordinated Note Claims are entitled to vote to accept or reject the Plan.

(i)  Class U-4—Trust Debenture Claims

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of Trust Debenture Claims against the Debtors are Impaired by the Plan.  Holders of Trust Debenture Claims shall not receive any Distribution under the Plan.

(ii)                        Voting: Class U-4 is Impaired.  The Holders of Trust Debenture Claims are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(j)  Class U-5—Alpine Claims

(i)                           Treatment: The legal, equitable, and contractual rights of the Holders of the Alpine Claims against the Debtors are Impaired by the Plan.   Holders of Alpine Claims shall not receive any Distribution under the Plan.

(ii)                        Voting: Class U-5 is Impaired.  The Holders of Alpine Claims are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(k)  Class E-1—Equity Interests in Superior

(i)                           Treatment: The legal, equitable, and contractual rights of the Holders of the Equity Interests in Superior are Impaired by the Plan.   Holders of Equity Interests in Superior shall not receive any Distribution under the Plan.

(ii)                        Voting: Class E-1 is Impaired.  The Holders of Equity Interests in Superior are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(l)  Class E-2—Equity Interests in Subsidiaries

(i)                           Treatment:  The legal, equitable, and contractual rights of the Holders of the Equity Interests in Subsidiaries are Impaired by the Plan.  At the option of the Reorganized Debtors and the Administrative Agent, each respective Equity Interest in a Subsidiary will be (a) unaffected by the Plan, in which case the Debtor holding such Class E-2 Equity Interest will continue to hold such Equity Interest or (b)  cancelled, and 100% of the new equity in the applicable Subsidiary shall be issued pursuant to the Plan to the New Parent, the New Subsidiary, or the Subsidiary that holds such Class E-2 Equity Interest.

(ii)                        Voting:  Class E-2 is Impaired.  The Holders of Allowed Equity Interests in Subsidiaries are co-proponents of the Plan and are therefore deemed to accept the Plan.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN

Section 4.1                        Classes Entitled and Not Entitled to Vote

(a)  Each Holder of an Allowed Claim or Equity Interest in Classes S-3, U-2A, U-2B, and U-3 is entitled to vote to either accept or to reject the Plan.  Only those votes cast by Holders of Allowed Claims or Equity Interests shall be counted in determining whether acceptances have been received in sufficient number and amount to obtain Confirmation.

(b)  Classes S-1, S-2, and P-1 are not Impaired.  Holders of Claims in such Classes are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy code to have accepted the Plan and therefore are not entitled to vote to either accept or to reject the Plan.

(c)  Classes U-1, U-4, U-5, E-1, and E-2 are Impaired.  Holders of Claims or Equity Interests in such Classes receive no payment or property under the Plan in respect of their

Claims.  As a result, Holders of Claims or Equity Interests in Classes U-4, U-5, and E-1 are deemed pursuant to Section 1126(g) of the Bankruptcy Code to have rejected that Plan and therefore are not entitled to vote to either accept or to reject the Plan.  The Holders of Intercompany Claims in Class U-1 and the Holders of Equity Interests in Subsidiaries in Class E-2 are co-proponents of the Plan and are therefore deemed to accept the Plan.

Section 4.3                        Nonconsensual Confirmation; Cramdown

In the event that any Class fails to accept the Plan as required by Section 1129(a) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan in accordance with Section l129(b) of the Bankruptcy Code with respect to any Class that rejects, or is deemed to have rejected, the Plan.  Without limiting the foregoing, in the event that any Class fails to accept the Plan as required by Section 1129(a) of the Bankruptcy Code, the Plan may be modified in accordance with Section 12.3 of the Plan.

Section 4.4                        How to Vote

A form of Ballot is being provided to Creditors in Classes S-3, U-2A, U-2B, and U-3 by which Creditors and Equity Interest Holders in such Classes may vote their acceptance or their rejection of the Plan.  All votes to accept or reject the Plan must be cast by using the appropriate form of Ballot.  No votes other than ones using such Ballots will be counted except to the extent the Bankruptcy Court orders otherwise.  The Bankruptcy Court has fixed 4:00 p.m. (prevailing Eastern time), on September 2, 2003, as the time and date for the determination of Holders of record of Claims who are entitled to (a) receive a copy of the Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan.  After carefully reviewing the Plan and the Disclosure Statement, including the exhibits annexed to both the Plan and the Disclosure Statement, please indicate your acceptance or rejection of the Plan on the appropriate Ballot and return such Ballot in the enclosed envelopes, to:

If by overnight courier, to:

Bankruptcy Services LLC
Attn: Miriam Bloom
757 Third Avenue, 3rd Floor
New York, NY 10017
Tel: 646-282-2500

If by regular mail, to:

Superior Telecom Ballot Processing
c/o Bankruptcy Services LLC
P.O. Box 5295
Grand Central Station
New York, NY 10163-5295

BALLOTS MUST BE RECEIVED BY THE BALLOTING AGENT ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 9, 2003 (THE “VOTING DEADLINE”).  ANY BALLOT THAT (A) IS NOT EXECUTED, (B) IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, (C) HAS BOTH THE ACCEPTANCE AND REJECTION BOXES CHECKED, OR (D) FOR WHICH AN ORIGINAL IS NOT RECEIVED SHALL NOT BE COUNTED.  IF YOUR BALLOT IS NOT PROPERLY COMPLETED, SIGNED, AND RECEIVED, IT WILL NOT BE COUNTED.  IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY REQUEST A REPLACEMENT BY ADDRESSING A WRITTEN REQUEST TO THE ADDRESS SHOWN IMMEDIATELY ABOVE.  FACSIMILE OR ELECTRONICALLY SUBMITTED BALLOTS WILL NOT BE COUNTED.

If you have any questions regarding the procedures for voting on the Plan please contact the Balloting Agent, Bankruptcy Services LLC, 757 Third Avenue, 3rd Floor, New York NY 10017, Attn: Miriam Bloom, Tel: (646) 282-2500.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1                        Exit Facility and Sources of Cash for Plan Distribution

(a)  In order to fund the Reorganized Debtors’ working capital requirements and the payment of amounts required under the Plan to be paid in Cash, including repayment of all outstanding obligations under the DIP Facility, the Reorganized Debtors shall obtain the Exit Facility, substantially on the terms and conditions set forth in the Exit Facility Term Sheet, attached as Exhibit A to this Plan, and as more fully described in the Disclosure Statement.

(b)  All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash, the operations of the Debtors or Reorganized Debtors, or post-Effective Date borrowings and/or financing, including the Exit Facility.  The Reorganized Debtors may also make such payments using Cash received from their direct or indirect subsidiaries through the Reorganized Debtors’ consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course.

Section 5.2                        Effective Date Transactions; Post-Effective Date Transactions

(a)  The Plan provides that on the Effective Date, the following Effective Date Transactions will occur in the following order:

(i)            New Parent will be organized.

(ii)           New Subsidiary will be organized as a new wholly-owned subsidiary of New Parent, and New Parent will contribute the New Common Stock and the New Warrants to New Subsidiary in exchange for the common stock of New Subsidiary.

(iii)          STI will be converted into a limited liability company (“STI-LLC”).

(iv)          Superior will sell all of the membership interests of STI-LLC to the New Subsidiary in exchange for the New Common Stock, the New Warrants, the New Subsidiary Preferred Stock, and the New Senior Notes (which shall be issued by STI-LLC), in each case, at the fair market value thereof.

(v)           Superior will distribute the New Common Stock, the New Subsidiary Preferred Stock, and the New Senior Notes to the Holders of Existing Lender Claims.  Superior will distribute the New Warrants to the Holders of Senior Subordinated Note Claims.

(vi)          Superior and New Subsidiary will elect pursuant to Section 338(h)(10) of the Internal Revenue Code to treat certain subsidiaries of STI as having sold their assets to a new subsidiary of New Subsidiary.

(vii)         Superior will be dissolved.

(b)  Furthermore, on or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated.  Such restructurings may include one or more mergers, consolidations, restructurings, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate.  The actions to effectuate these transactions may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the application requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

Section 5.3                        Dissolution of Certain Debtors; Continued Corporate Existence and Vesting of Assets in Surviving Reorganized Debtors

(a)  On the Effective Date, each of Superior and any other entities determined by the Debtors or the Reorganized Debtors will be deemed dissolved and will have no continuing corporate existence, subject only to each such Debtor’s Plan-imposed obligation to satisfy Allowed Claims.  With respect to each such Debtor, upon either (i) the final payment and satisfaction of the last of such Plan imposed obligations or (ii) the assumption of the last of such

Plan imposed obligations by another Debtor or a Reorganized Debtor, such Debtor: (A) will be deemed to have been discharged as of the Effective Date and immediately thereafter deemed to have dissolved for all purposes and withdrawn its business operations from any state or country in which it was previously conducting, or is registered or licensed to conduct, its business operations, and will not be required to file any document, pay any sum or take any other action in order to effectuate such dissolution and withdrawal; (B) will be deemed to have had all of its Equity Interests cancelled pursuant to the Plan; and (C) will not be liable in any manner to any taxing authority for franchise, business, capital, license, or similar taxes that otherwise would have accrued on or after the Effective Date, all without the necessity for any other or further actions to be taken on behalf of such Debtor; provided, however, that the Reorganized Debtors may, if they so elect, and any officer of a Reorganized Debtor will be an authorized signatory for such purpose, prepare and file all corporate resolutions, statements, notices, tax returns, or certificates of dissolution in such Debtor’s jurisdiction of incorporation or organization or other jurisdiction.  The Reorganized Debtors and their directors and officers will not have or incur any liability for any actions taken or not taken under Section 5.3 of the Plan.

(b)  Each surviving Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under the laws of the state in which such Debtor is currently organized, as applicable, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law.  Except as otherwise provided in the Plan, the Exit Facility, or any agreement, instrument, or indenture relating thereto, on or after the Effective Date, all property of each Estate and any property acquired by each of the Debtors under the Plan, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances.  On and after the Effective Date, each Reorganized Debtor may operate its respective businesses and may use, acquire, or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.  All Intercompany Claims shall be disposed of under Class U-1 of this Plan.

(c)  Except as otherwise provided in this Plan or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Retained Causes of Action that the respective Debtors may hold against any Entity, shall vest in each respective Reorganized Debtor, and each respective Reorganized Debtor shall retain and may exclusively enforce any and all such claims, rights, or Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor and the Holders of Allowed Claims entitled to Distributions under the Plan.  Each respective Reorganized Debtor shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Retained Causes of Action without the consent or approval of any third party and subject only to orders of the Bankruptcy Court.

Section 5.4                        New Parent Public Company and Registration Rights Agreement

The New Parent will be a public reporting company under the Securities Exchange Act of 1934, and the New Parent will file and have declared effective a registration statement on Form 10 or such other registration statement as may be applicable to the New Parent as soon as reasonably practicable following the Effective Date.  On the Effective Date, the Registration Rights Agreement between the New Parent and certain Holders of New Common Stock (the terms of which are set forth in the term sheet annexed to this Plan as Exhibit D), will become effective and enforceable without need for signature or other action on behalf of New Parent or such Holders of New Common Stock.  In addition, the New Parent will use its reasonable best efforts to obtain a listing for the New Common Stock on NASDAQ or other national exchange as soon as reasonably practicable following the effectiveness of the applicable registration statement.

Section 5.5                        Cancellation of All Debt and Equity Instruments

On the Effective Date, except to the extent provided otherwise in the Plan or the Confirmation Order, (a) all notes, instruments, certificates, guaranties, and other documents of the Debtors evidencing any Secured Claims shall be cancelled automatically and without further action shall be deemed terminated; (b) the Senior Subordinated Notes shall be cancelled automatically and without further action shall be deemed terminated; (c) the Trust Debentures shall be cancelled automatically and without further action shall be deemed terminated; (d) the Alpine Notes shall be cancelled automatically and without further action shall be deemed cancelled and extinguished; (e) all Equity Interests in Superior shall be cancelled automatically and without further action shall be deemed terminated; (f) all Equity Interests in Subsidiaries shall be cancelled automatically and without further action shall be deemed terminated except in accordance with the provisions applicable to Class E-2 herein; (g) all options, warrants, conversion, privilege, or other legal or contractual right to acquire any of the foregoing interests shall be cancelled automatically and without further action shall be deemed terminated; (h) the Trust Preferred Indenture shall be deemed cancelled and extinguished and all obligations and responsibilities of the Trust Preferred Indenture Trustee (and its counsel) shall be discharged; (i) the Trust Preferred Indenture Trustee and its professionals are fully discharged and released from any further obligations and responsibilities under the Trust Preferred Indenture; and (j) the Trust Preferred Indenture Trustee shall continue to be paid its monthly fees and expenses for services rendered as trustee under the Trust Preferred Indenture through the Effective Date, and the reasonable fees and expenses of the Trust Preferred Indenture Trustee’s counsel shall also continue to be paid, which fees and expenses shall not exceed $25,000 except upon extraordinary circumstances.

Section 5.6                        New Senior Notes, New Common Stock, New Subsidiary Preferred Stock, and New Warrants

(a)  On the Effective Date, Reorganized STI-LLC will issue $145 million of New Senior Notes pursuant to the New Senior Note Indenture to the Holders of Existing Lender Claims in accordance with and subject to the terms and conditions set forth on Exhibit B to this Plan and as more fully described in the Disclosure Statement.

(b)  On the Effective Date, the New Parent will issue 16.5 million shares of New Common Stock.  For purposes of the Plan, based upon the Debtors’ reorganization value and the pro forma capitalization of the New Parent, each share of New Common Stock will be deemed to have a value of $10.00 as of the Effective Date.  On the Effective Date, 100% of the New Common Stock will be issued to the Holders of the Existing Lender Claims, subject to dilution from shares issued (i) upon the exercise of the options issued under the Stock Incentive Plan and (ii) pursuant to the New Warrants to be issued to the Holders of Senior Subordinated Note Claims provided that Class votes in favor of the Plan, and (iii) as otherwise provided in the certificate of incorporation and/or by-laws of the New Parent.

(c)  On the Effective Date, the New Subsidiary will issue 5,000,000 shares of the New Subsidiary Preferred Stock, the terms of which are set forth on the term sheet annexed to the Plan as Exhibit E, and as more fully described in the Disclosure Statement.

(d)  On the Effective Date, the New Parent will issue to the Holders of Senior Subordinated Note Claims the New Warrants, the terms of which are set forth in the term sheet annexed to this Plan as Exhibit C, and as more fully described in the Disclosure Statement.

Section 5.7                        Effectiveness of Related Documents

All Plan Documents and/or any other agreement entered into or instrument issued or in connection with any of the foregoing or any other Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously without any further order of the Bankruptcy Court.

Section 5.8                        Release of Liens and Perfection of Liens

Except as otherwise provided in this Plan, the Exit Facility, or in any contract, instrument, or other agreement or document entered into in connection with the Consummation of the Plan: (a) each Holder of (i) a Secured Claim, (ii) a Claim that is purportedly secured, and/or (iii) a judgment, mechanics or similar Lien, shall on or immediately before the Effective Date: (A) turn over and release to the Reorganized Debtors any and all property of the Debtors that secures or purportedly secures such Claim as they pertain to the properties owned or leased by the Debtors or such Liens shall automatically, and without further action by the Debtors or Reorganized Debtors, be deemed released; and (B) execute such documents and instruments as the Reorganized Debtors reasonably request to evidence such Claim Holder’s release of such property or Lien; and (b) on the Effective Date, all right, title, and interest in any and all property of the Debtors’ Estates shall be transferred to the Reorganized Debtors free and clear of all Claims, Liens and Interests, including, without limitation, liens, escrows, charges, pledges, encumbrances, and/or security interests of any kind.  Except as otherwise provided in this Plan or in any contract, instrument, or other agreement or document entered into in connection with the consummation of the Plan, no Distributions hereunder shall be made to or on behalf of any Claim Holder unless and until such Holder complies with any outstanding demand that it executes and delivers to the Debtors or Reorganized Debtors such release of Liens or otherwise turns over and releases such Cash, pledge, or other possessory Liens.  Any such Holder that fails to comply with such a demand to execute and deliver such release of Liens or otherwise turn over and release such Cash, pledge, or other possessory Lien within 120 days of such demand shall, at the discretion of the Reorganized Debtors and upon Motion to the Bankruptcy Court, be deemed to have no further Claim against the Debtors, the Reorganized Debtors, or their assets or properties in respect of such Claim and shall not participate in any Distribution hereunder.  Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim shall not be required to execute and deliver such release until such time as the Claim is Allowed or Disallowed.

Section 5.9                        Corporate Governance, Directors and Officers, and Corporate Action

(a)  Certificates of Incorporation and By-Laws.  On or as soon as reasonably practicable after the Effective Date, the certificate of incorporation, by-laws, and other governing documents of each Debtor shall be amended and/or restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code.  The New Parent’s certificate of incorporation will, among other things, authorize the issuance of the New Common Stock in accordance with the Plan, and the New Subsidiary’s certificate of incorporation will, among other things, authorize the issuance of the New Subsidiary Preferred Stock in accordance with the Plan.  From and after the Effective Date, subject to the right of the stockholders to amend the certificates of incorporation of the New Parent and the New Subsidiary after the Effective Date, the New Common Stock, the New Subsidiary Preferred Stock, and any common stock interests of the New Subsidiary (which will be held by the New Parent) shall be the only outstanding classes and series of stock of the New Parent and the New Subsidiary, and the certificates of incorporation, by-laws, and other governing documents of the New Parent and the New Subsidiary will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code.  A term sheet setting forth certain provisions of the New Parent’s certificate of incorporation and by-laws is annexed to this Plan as Exhibit H.

(b)  Directors and Officers of the Reorganized Debtors.  Subject to any requirement of Bankruptcy Court approval, pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the 10th calendar day before the Confirmation Hearing, the identity and affiliations of any Person proposed to serve as an initial manager or officer or on the initial boards of directors, as applicable, of the Reorganized Debtors, the New Parent, and the New Subsidiary.  To the extent any such Person is an Insider (as defined in Section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed.  The classification and composition of the boards of directors shall be consistent with each Reorganized Debtor’s Certificate of Incorporation, as applicable.  Each such director, officer, or manager shall serve from and after the Effective Date pursuant to the terms of the certificates of incorporation or other constituent documents of the Reorganized Debtors, the New Parent, and the New Subsidiary and applicable state corporation law.  The New Parent’s New Board shall be comprised of seven directors, including (if appointed by the Effective Date) the Chief Executive

Officer (the “CEO”) of the New Parent.  Until such time as the CEO is selected, the Chief Restructuring Officer of the Debtors will serve in place of the CEO.

(c)  Corporate Action.   On the Effective Date, all actions contemplated by this Plan shall be authorized and approved in all respects (subject to the provisions of the Plan) by virtue of the entry of the Confirmation Order, in accordance with the Bankruptcy Code and applicable state law (including, but not limited to, section 303 of the Delaware General Corporations Law, to the extent applicable, and any analogous provision of the business corporation law or code of each other state in which the Reorganized Debtors, the New Parent, and the New Subsidiary are incorporated or organized) and without any requirement of further action by the stockholders, directors, or members of the Debtors or the Reorganized Debtors.  On the Effective Date, all matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, the appropriate officers of the Reorganized Debtors, the New Parent, and the New Subsidiary and members of the boards of directors of the Reorganized Debtors, the New Parent, and the New Subsidiary are authorized and directed in the name of and on behalf of the Reorganized Debtors, the New Parent, and the New Subsidiary to issue, execute, deliver, file, or record the agreements, documents, contracts, securities, instruments, releases, and other agreements, and take such other actions as may be necessary, to effectuate and further evidence the terms and conditions of the Plan.

Section 5.10                  Escrows

Except as expressly provided in the Plan or as otherwise ordered by the Bankruptcy Court, all escrows previously established prior to and during the Chapter 11 Cases and still in existence on the Effective Date shall continue to be administered, and the escrowed funds shall be released, according to their terms and any orders of the Bankruptcy Court previously entered.  Escrowed funds that are released to the Debtors after the Effective Date shall be used to achieve consummation and carry out the terms and provisions of the Plan.

Section 5.11                  Employee Matters

(a)  As of the Effective Date, the Reorganized Debtors will implement the Stock Incentive Plan.  The Stock Incentive Plan will provide for the issuance of stock options and/or restricted stock for up to 9% of the New Common Stock with the allocations of awards under the Stock Incentive Plan to be effected by the New Board following the Effective Date.  Options issued during a reasonable period after the Effective Date will be priced at no greater than the Effective Date value (as determined by the New Board).  Options issued thereafter will be priced at fair value on date of issuance (or as otherwise determined by the New Board).

(b)  As of the Effective Date, as part of the Stock Incentive Plan, the Reorganized Debtors will implement equity awards to be granted to outside (i.e., non-management, non-affiliated) directors.  The Stock Incentive Plan will also provide for the grant of up to 1% of the New Common Stock for the purpose of attracting and compensating outside directors.

(c)  On the Effective Date, all outstanding obligations of the Debtors under the Key Employee Retention Plan approved by the Bankruptcy Court shall be assumed by the Reorganized Debtors.

Section 5.12                  Substantive Consolidation For Limited Purposes

This Plan’s structure is predicated upon the substantive consolidation of the Debtors’ Chapter 11 Cases into a single proceeding solely for the purposes of the Chapter 11 Cases and all actions with respect to voting, Confirmation, Consummation, and implementation of this Plan.  Voting will be aggregated by type of Claim without regard to the particular Debtor against whom such Claim is held.  On the Effective Date, and solely for the purposes of this Plan and the Distributions and transactions contemplated thereby, the structure of this Plan essentially consolidates all assets and liabilities of the Debtors’ Estates into a single estate.  This Plan’s treatment of all Claims essentially treats all cross-corporate guarantees made by the Debtors prepetition as eliminated, and any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors are essentially deemed to be a single obligation of the consolidated Debtors.  All Claims filed or to be filed in connection with any such obligation and such guarantees are essentially deemed to be a single Claim against the consolidated Debtors, and each and every Claim filed in the individual Chapter 11 Case of any of the Debtors is essentially deemed to be a single obligation of all of the Debtors under this Plan.  Notwithstanding the treatment of such Claims, nothing herein shall affect the obligations of each of the Debtors under this Plan.  Notwithstanding the substantive consolidation of these Chapter 11 Cases for purposes of this Plan, each of the Debtors that is not dissolved by this Plan shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities, and each of the Reorganized Debtors shall continue to pay fees required to be paid under Section 1930 of Title 28 of the United States Code.

Unless the Bankruptcy Court has ordered substantive consolidation of the Cases before the Confirmation Hearing, this Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ Chapter 11 Cases.  If no objection to substantive consolidation is timely filed and served by any Holder of a Claim or Equity Interest in a Class Impaired by this Plan on or before the deadline for submitting objections to this Plan or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.1                        Assumption of Executory Contracts and Unexpired Leases

Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors, including those listed on Schedule of Contracts/Leases to Be Assumed and

Cure Amounts annexed as Exhibit F to the Plan, will be deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (a) have been rejected by Final Order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Effective Date, or (c) are rejected pursuant to the terms of the Plan by virtue of their listing on the Schedule of Contracts/Leases to Be Rejected annexed as Exhibit G to the Plan.  Not later than ten (10) days prior to the Confirmation Hearing, the Debtors shall file with the Bankruptcy Court and serve on interested parties a motion listing the executory contracts and unexpired leases to be assumed (together with the proposed cure amount, if any) the executory contracts and unexpired leases and to be rejected.  The Debtors reserve the right to add or remove any executory contract or unexpired lease identified on Exhibits F or G to the Plan or otherwise proposed to be assumed or rejected prior to entry of the Confirmation Order or entry of other Final Order with respect to such executory contract or unexpired lease by the Bankruptcy Court.  In addition, to the extent that the amount asserted to be the necessary cure amount would, if ordered, render assumption of any executory contract or unexpired lease not to be economically feasible or otherwise imprudent, then the Debtors may, prior to the Effective Date, elect to (a) reject the executory contract or unexpired lease pursuant to the Plan or (b) request an expedited hearing on the resolution of the “cure” dispute, exclude assumption or rejection of the executory contract or unexpired lease from the scope of the Confirmation Order, and retain the right to reject the executory contract or unexpired lease pursuant to the Plan pending the outcome of such dispute.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Article VI shall revest in and be fully enforceable by the respective Recognized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.  The transactions contemplated by the Plan shall not be a “change in control” in any contract or lease, and any consent requirement shall be satisfied by confirmation of the Plan.  Unless deemed automatically effective under the terms of any such executory contract or unexpired lease, all executory contracts and unexpired leases to which STI is a party and which are designated as contracts or leases under the Plan will be deemed to be automatically assumed and assigned to STI-LLC on the Effective Date.

Section 6.2                        Claims Based on Rejection of Executory Contracts or Unexpired Leases

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty days after the date of entry of an order of the Bankruptcy Court approving such rejection (or such different date that is established by such rejection order or other order of the Bankruptcy Court).  Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or the Reorganized Debtors, their respective Estates and properties unless otherwise ordered by the Bankruptcy Court or provided for in the Plan.  All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of this Plan, subject to any limitation on allowance of such Claims under Section 502(b) of the Bankruptcy Code or otherwise.

Section 6.3                        Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree.  In the event of a dispute regarding: (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made promptly following the entry of a Final Order resolving the dispute and approving the assumption.

Section 6.4                        Indemnification of Directors, Officers, and Employees

The obligations of the Debtors to indemnify Confirmation Date Management, to the extent provided in the Debtors’ constituent documents or by a written agreement with the Debtors or the Delaware General Corporation Law or other applicable law, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date.   Accordingly, the Reorganized Debtors shall assume all existing indemnification obligations in favor of members of the Confirmation Date Management (whether in the Debtors’ bylaws, contracts or otherwise), and shall maintain and obtain “D&O” insurance coverage consistent with the Debtors’ existing program in scope and amount at then prevailing market rates for a four-year period.  In the event that such coverage is not available, the Reorganized Debtors shall purchase appropriate tail coverage with respect to prior periods.  Such indemnification obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

Section 6.5                        Compensation and Benefit Programs

Pursuant to the provisions of Section 365 and 1123 of the Bankruptcy Code the Essex Group, Inc. Supplemental Executive Retirement Plan, the Deferred Compensation Plan of Essex Group, Inc., shall be treated as executory contracts under the Plan and on the Effective Date will be rejected.  Except as otherwise expressly provided herein, all other employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees, and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, retention plans, pension plans (including the Retirement Income Plan for Hourly Employees of Essex Group and the Retirement Income Plan for Salaried Employees of Essex Group; however, the Debtors are evaluating the appropriate course of action to take with respect to these plans post-Effective Date), incentive plans, vacation and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code.  The Debtors retain any rights to modify any such benefit plan or program pursuant to and in accordance with the terms of such benefit plan or program.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.1                        Distribution for Claims Allowed as of the Effective Date

(a)  Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, Distributions to be made on the Effective Date on account of Allowed Claims that are due and owing as of the Effective Date, and entitled to receive Distributions under the Plan, shall be made on the Effective Date or as soon as reasonably practicable thereafter.  Pursuant to this Plan, to the extent otherwise permitted, all Distributions in respect of any Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any.

(b)  Any payment in Cash to be made by the Debtors shall be made, at the election of the Debtors, by check drawn on a domestic bank or by wire transfer from a domestic bank.

Section 7.2                        Delivery of Distributions and Unclaimed Distributions

(a)  Delivery of Distributions in General.  Distributions to Holders of Allowed Claims or Equity Interests shall be made at the address of the Holder of such Claim as indicated in the records of the Debtors.  Distributions shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement, or analogous instrument or agreement, if any, and the provisions of the Plan, and Distributions shall be made only to the Holders of record as of the Distribution Record Date.

(b)  No fractional shares or applicable units of New Common Stock, New Warrants, New Senior Notes, or New Subsidiary Preferred Stock shall be issued under the Plan and each Person otherwise entitled to receive an amount of said instruments that includes fractional amounts shall receive an amount of said instruments as shall reflect a rounding down of such fraction to the nearest whole unit; provided further with respect to any fractional amount rounded down hereunder, the Reorganized Debtors shall pay a Cash adjustment to the Person in respect of such fractional amount.

(c)  With respect to any Claims that receive Cash, whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.  To the extent any Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as “Unclaimed Distribution” under the Plan.

(d)  Notwithstanding any other provision of this Plan, no Cash payment of less than ten dollars shall be made on account of any Allowed Claim, including any Cash adjustments described herein, nor shall any of the Reorganized Debtors be obligated to make any such de minimus Cash payment, unless a specific request for payment is made in writing by the Holder of such Claim to the Reorganized Debtors.

(e)  Unclaimed Distributions.

(i)                                     Holding of Unclaimed Distributions.  If any Distribution to a Holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further Distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder’s then current address.  Unclaimed Distributions shall remain in the possession of the Reorganized Debtors pursuant to this Article.  An Unclaimed Distribution that constitutes Cash shall not be entitled to any interest, dividends or other accruals of any kind.

(ii)                                  Failure to Claim Unclaimed Distributions.  Except with respect to Distributions made to the Holders of Existing Lender Claims, any Holder of an Allowed Claim that does not assert an entitlement to an Unclaimed Distribution within one year after the Effective Date shall have its Claim for such Unclaimed Distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their properties.  In such cases: (A) any Cash held for Distribution on account of such Claims shall be the property of the Reorganized Debtors, free of any restrictions thereon and (B) any New Warrants held for Distribution on account of such Claims shall be cancelled and of no further force or effect.  Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(iii)                               Compliance with Tax Requirements.  Any federal, state, or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from Distributions hereunder.  All Entities holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

(f)  Time Bar to Cash Payments.  Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety days from and after the date of issuance thereof.  Requests for reissuance of any check shall be made directly to the Reorganized Debtors by the Holder of the Allowed Claim with respect to which the check was originally issued.  Any Claim in respect of such a voided check shall be made on or before the second anniversary of the Effective Date.  After such date, all Claims and respective voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto.

Section 7.3                        Distribution Record Date

As of the close of business on the Distribution Record Date, the transfer registers for any instrument, security, or other documentation canceled pursuant to the Plan shall be closed and the transfer of any such instrument, security, or other documentation, or any interest therein, will be prohibited.  Each Reorganized Debtor shall have no obligation to recognize the transfer of any such instrument, security, or other documentation occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date, as the case may be.

Section 7.4                        Timing and Calculation of Amounts to Be Distributed

On or as soon as practicable after the Effective Date, each Holder of an Allowed Claim against the Debtors shall receive the full amount of the Distributions that the Plan provides for such Allowed Claims in the applicable Class.  Except as otherwise agreed by the Holder of a particular Claim, or as provided in this Plan, all Distributions to be paid under the Plan shall be distributed in such amounts and at such times as are determined to be reasonably prudent by the Reorganized Debtors.

Section 7.5                        Setoffs and Recoupments

Except as expressly provided in this Plan or any order of the Bankruptcy Court and except with respect to Existing Lender Claims, the Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

Section 7.6                        Fractional Shares

No fractional shares of New Common Stock, New Senior Notes, New Warrants, or New Subsidiary Preferred Stock shall be distributed.   When any issuance of a fraction of a share of New Common Stock, New Senior Notes, New Warrants, or New Subsidiary Preferred Stock would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share, New Senior Note, New Warrant, or New Subsidiary Preferred Stock share, as applicable, or a rounding down of such fraction (in the case of less than .50).

Section 7.7                        Rounding and De Minimus Amounts

Notwithstanding any other provision of the Plan, payments of fractions of Dollars shall not be made.  Whenever any payment of a fraction of a Dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole Dollar (up or down), with half Dollars being rounded up.  If a Cash payment otherwise provided for by the Plan with respect to an Allowed Claim would be less than ten ($10.00) Dollars (whether in the aggregate or on any payment date provided in the Plan), notwithstanding any contrary provision of the Plan, the Reorganized Debtors shall not be required to make such payment unless a request therefore is made in writing to the Reorganized Debtors.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 8.1                        Characterization of Disputed Claims

Pursuant to Section 1111(a) of the Bankruptcy Code, a proof of claim is deemed filed under Section 501 of the Bankruptcy Code if that Claim is included in the Schedules filed under Section 521 or 1106(a)(2) of the Bankruptcy Code and is deemed filed in the amount listed on the Schedules, except if the Claim is scheduled as disputed, contingent, or unliquidated.  Such a disputed, contingent, or unliquidated Claim must be asserted by its Holder, or an indenture trustee representing such Holder, by the timely filing of a proof of claim.  If a proof of claim is not filed in a timely manner, the Claim shall be deemed to be barred and/or otherwise disallowed.  Any Administrative Claim that is not timely filed in accordance with this Plan or by any Administrative Claim bar date established in these Chapter 11 Cases shall be barred.

Section 8.2                        Prosecution of Objections to Claims and Equity Interests

From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest (other than all Personal Injury Claims to the extent required by the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements) without approval of the Bankruptcy Court, except as stated below, and shall have the exclusive authority to file objections, contest, settle, compromise, withdraw, or litigate to judgment objections to Claims and Equity Interests.  With respect to any Disputed Claim or Disputed Equity Interest sought to be compromised or settled where the scheduled or filed amount of the Disputed Claim or Equity Interest is $1,000,000 or greater, the Debtors and/or the Reorganized Debtors shall file and serve in accordance with Bankruptcy Rule 9019 and the Local Rules of the United States Bankruptcy Court for the District of Delaware a motion for approval of the settlement or compromise.  With respect to any Disputed Claim or Disputed Equity Interest sought to be compromised or settled where the scheduled or filed amount of the Disputed Claim or Equity Interest is between $750,000 and $1,000,000, the Debtors and/or the Reorganized Debtors shall file a notice of the proposed settlement or compromise and serve the notice upon the Office of the United States Trustee, counsel for the DIP Agent, and any other party specifically requesting such notice; if no response or objection to the notice is received within fifteen days, the Debtors and/or the Reorganized Debtors may settle the Disputed Claim or Disputed Equity Interest without seeking approval of the Bankruptcy Court.   Commencing January 20, 2004, the Debtors and/or the Reorganized Debtors shall file a quarterly statement reporting a summary of the Disputed Claims or Equity Interests settled or compromised in the previous quarter.  With respect to Personal Injury Claims, the Debtors and the Reorganized Debtors may only settle or compromise such Claims in accordance with the terms and conditions of the applicable insurance policies or to the extent permitted by the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements.  Further, to the extent set forth in the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements, the insurers shall have the right to object to such Personal Injury Claims, and the Debtors and the Reorganized Debtors will cooperate with the insurers as provided for under the terms of the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements.  Payment of settled or otherwise Allowed Personal Injury Claims shall only be made in accordance with the terms and conditions of the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements, to the extent the insurers are obliged to make such payments.

Section 8.3                        Estimation of Claims

The Debtors or the Reorganized Debtors, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court, except that after the Confirmation Date the Reorganized Debtors may compromise, settle or resolve any such Claims without further Bankruptcy Court approval.  If the Plan becomes effective, the Debtors shall not estimate or seek estimation of any of the Personal Injury Claims for the purpose of aggregating and/or acceleration of the insurers alleged insurance obligations, either in the Bankruptcy Court or any other court or proceeding.

Section 8.4                        Payments and Distributions on Disputed Claims

Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial Distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order.  Subject to the provisions of this Article VIII, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and Distributions to which such Holder is then entitled under the Plan.  Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim and a Disputed Claim will receive the appropriate payment or Distribution on the Allowed Claim, although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or Distribution will be made on the Disputed Claim until such dispute is resolved by settlement or Final Order.

Section 8.5                        Disputed Claim Reserve

The Reorganized Debtors shall maintain, in accordance with their powers and responsibilities under the Plan, a reserve on account of any distributable amounts required to be set aside on account of Disputed Claims.  Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) shall be distributed, as provided in accordance with this Plan, as such Disputed Claims are resolved by Final Order, and shall be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date.  Any net earning of the reserve related thereto shall be distributed together with any such related amounts distributed.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

Section 9.1                        Conditions Precedent to Confirmation

The Confirmation of the Plan shall be subject to the following conditions precedent, which shall have been satisfied or waived pursuant to the provisions of Section 9.3 hereof:

(a)  the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Administrative Agent (acting on instructions of the Existing Lender Plan Committee) shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court;

(b)  the Administrative Agent shall be reasonably satisfied that existing insurance arrangements regarding Personal Injury Claims will remain available following the Effective Date; and

(c)  a commitment letter respecting the Exit Facility, in form and substance reasonably acceptable to the Debtors and to the Administrative Agent (acting on instructions of the Existing Lender Plan Committee), shall have been filed as an Exhibit to the Plan.

Section 9.2                        Conditions Precedent to Consummation

The Consummation of the Plan shall be subject to the following conditions precedent, which shall have been satisfied or waived pursuant to the provisions of Section 9.3 hereof:

(a)  ten days shall have passed since the entry of the Confirmation Order, and the Confirmation Order shall have become a Final Order;

(b)  the closing of the Exit Facility, in a form that, among other things, satisfies the Minimum Availability Condition, shall have occurred, and all obligations under the DIP Facility shall have been satisfied in full, in Cash, and the DIP Facility shall have been terminated;

(c)  all authorizations, consents and regulatory approvals required (if any) in connection with the effectiveness of the Plan shall have been obtained; and

(d)  the Plan Documents shall have been finalized and fully executed in form and substance satisfactory to the Debtors, the Administrative Agent, and the Existing Lender Plan Committee.

Section 9.3                        Waiver of Conditions

The Debtors, with the consent of the Administrative Agent (acting on instructions of the Existing Lender Plan Committee), may waive any of the conditions precedent to Confirmation of the Plan or to consummation of the Plan set forth in this Article IX at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

Section 9.4                        Effect of Non-Occurrence of Conditions to Consummation

If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (b) prejudice in any manner the rights of the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

ARTICLE X

DISCHARGE, RELEASE, INJUNCTIVE, AND RELATED PROVISIONS

Section 10.1                  Discharge

The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for, and in complete satisfaction, discharge, and release of, any and all Claims and Equity Interests of any nature whatsoever, including any interest, fees, or penalties accrued on or relating to such Claims and Equity Interests whether before or after the Petition Date, against the Debtors and Debtors-in-Possession or any of their assets or properties.  Except as otherwise provided in the Plan, (a) on the Effective Date, the Debtors and Reorganized Debtors shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim or proof of interest based on such Claim, debt, or Equity Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Equity Interest based on such debt or interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the Holder of a Claim or Equity Interest based on such debt or interest has accepted the Plan or has made an appearance in the Chapter 11 Cases and (b) all persons and entities (including, but not limited to, states and other governmental units) shall be deemed precluded from asserting against the Reorganized Debtors, the New Parent, the New Subsidiary, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.  The Confirmation Order shall act as a discharge of any and all Claims and Equity Interests against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim or Equity Interest discharged.

Section 10.2                  Releases

In consideration of the contributions of certain parties to the Chapter 11 Cases commenced by the Debtors including, but not limited to, the waiver by certain parties (or their Affiliates) of rights against the Debtors, the Plan provides for certain waivers, exculpations, releases, and injunctions.

(a)                                  Mutual Releases by Debtors, Reorganized Debtors, Affiliates, and Releasees.  As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, and the Releasees shall be deemed to have mutually between and/or among themselves (i) forever released, waived and discharged all Claims, Causes of Action, and any and all other Liabilities (other than (a) the rights of the Debtors, the Reorganized Debtors, or other applicable parties to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Plan or assumed by the Debtors, (b) the rights of the Debtors and Alpine related to or arising from the actions filed by Superior and Essex Electric, Inc., against J.P. Morgan Chase & Co. and Morgan Guaranty Trust Company of New York, (c) the rights of the Debtors and Alpine related to or arising from the Supply and Transitional Services Agreement, and (d) to the extent included in 10.2(a), any and all rights and obligations of the Debtors, the Reorganized Debtors, the Releasees, and all non-Debtor parties in connection with that certain lease agreement by and between ST (TX) LP and Superior Telecommunications Inc. f/k/a Superior Teletec Inc. and Superior Teletec Transmission Products, Inc., dated December 16, 1993 (as subsequently amended), and that certain Guaranty and Surety Agreement by and between ST (TX) LP and Alpine, dated December 16, 1993), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter existing, in law, equity or otherwise that are based in whole or in part on (A) any act, omission, transaction, condition, event or other occurrence taking place or existing on or prior to the Effective Date since the beginning of time in any way directly, indirectly, or derivatively arising from or related to the Debtors, the Reorganized Debtors, their respective operations, or their securities, (B) any act or omission related to service with or for or on behalf of Debtors, the Chapter 11 Cases, the Disclosure Statement, the Plan, the negotiation, formulation, and preparation of the Disclosure Statement and the Plan, or any reorganization documents (including any of the Plan Documents and/or any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Bankruptcy Court related thereto), and (C) any act taken pursuant to or in connection with any of the foregoing that could have been asserted by or on behalf of the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession and the Releasees, other than in cases of willful misconduct (except with respect to Professionals, other than in cases of willful misconduct and gross negligence) (collectively, the “Released Liabilities”), and (ii) forever covenanted not to sue, assert any Claims, Causes of Action, or Liabilities against or otherwise seek recovery, whether based on tort, contract or otherwise (except in cases of willful misconduct and, with respect to Professionals, except in cases of willful misconduct and gross negligence) in connection with any of the foregoing, except that any claims arising on behalf of Confirmation Date Management as a result of obligations undertaken in Sections 6.4 and 6.5 of this Plan and any Claims for indemnification arising on behalf of the directors and officers of the Debtors’ Affiliates against those Entities that either employ those officers or on whose board those directors serve, shall not be released.

(b)                                 Releases by Holders of Claims and Equity Interests.  As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each Holder of a Claim or Equity Interest that has voted to accept the Plan, and (ii) to the fullest extent permissible under applicable law (determination of which shall be subject to the exclusive jurisdiction of the Bankruptcy Court), as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Equity Interests who are members of a Class consolidated for voting purposes which consolidated Class has voted to accept the Plan (and, except as otherwise provided herein, expressly excepting those who are conclusively presumed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan), in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan or any reorganization documents (including any of the Plan Documents and/or any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Bankruptcy Court related thereto), and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each Holder that has held, holds or may hold a Claim or Equity Interest, as applicable, shall be deemed to have (A) forever released, waived and discharged all Released Liabilities against any of the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession and the Releasees (other than in cases of willful misconduct except, with respect to Professionals, other than in cases of willful misconduct and gross negligence), and (B) forever covenanted with each of the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession and the Releasees not to sue, assert any Claim, Causes of Action, or Liabilities against or otherwise seek recovery from any of the Debtors, the Reorganized Debtors (except in accordance with the Plan), or any Releasee, whether based on tort, contract, or otherwise (other than in cases of willful misconduct and, with respect to Professionals, other than in cases of willful misconduct and gross negligence) in connection with any of the foregoing.

(c)                                  As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as Debtors-in-Possession shall be deemed to have forever released, waived, and discharged the Released Causes of Action other than the rights of the Debtors, the Reorganized Debtors, or other applicable parties to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Plan or assumed by the Debtors.

Section 10.3                  Exculpation

None of the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the Releasees, the Committee or any of its members, any of their respective professionals, or any of their successors or assigns shall have or incur any liability to, or be subject to any Claim, Cause of Action, or Liability by any Holder of any Claim or Equity Interest, or any other party in interest, or any of their respective members, directors, officers, shareholders, employees, attorneys, financial advisors, agents and representatives, or any of their successors or assigns for any act or omission in connection with, or arising out of the Debtors’

restructuring, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Documents, the solicitation of votes for, and the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and Confirmation of the Plan except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court.  The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Nothing in this Section 10.2 shall be construed to abrogate the obligations of the Reorganized Debtors under the Plan Documents upon the occurrence of the Effective Date.

Section 10.4                  Injunction

Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, by express provision or by confirming this Plan, that all Persons and Entities who have held, hold or may hold Claims against or Equity Interests in the Debtors are, with respect to those Claims and Equity Interests, permanently enjoined, on and after the Confirmation Date, from:

(a)  (i) asserting, commencing, or continuing in any manner any action against the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Releasees, the Committee or any of its members, or any of their respective professionals, to the extent of any release pursuant to Article 10.2 of this Plan or any Person or Entity exculpated pursuant to Article 10.3 of this Plan, any action against any of their respective assets, and any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date; (ii) the enforcement, attachment, collection, or recovery, by any manner or means of any judgment, award or decree or order against the Debtors or the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Releasees, the Committee or any of its members, or any of their respective professionals to the extent of any release pursuant to Article 10.2 of this Plan, or any Person or Entity exculpated pursuant to Article 10.3 with respect to any such action referred to in clause (a)(i) above; (iii) creating, perfecting, or enforcing any Lien of any kind against the Debtors, the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Releasees, the Committee or any of its members, or any of their respective professionals to the extent of any release pursuant to Article 10.2 of this Plan, or any Person or entity exculpated pursuant to Article 10.3, with respect to any such action referred to in clause (a)(i) above; (iv) asserting any setoff or right of subrogation of any kind against any obligation due the Debtors, the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, the New Parent, the New Subsidiary, the Releasees, the Committee or any of its members, or any of their respective professionals to the extent of any release pursuant to Article 10.2 of this Plan, or any Person or entity exculpated pursuant to Article 10.3 of this Plan, with respect to any such action referred to in clause (a)(i) above; and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan; and

(b)  commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Equity Interest, interest obligation, debt right, remedy or liability released or to be released pursuant to the Plan or this Article X.

ARTICLE XI

RETENTION OF JURISDICTION

Section 11.1                  Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain such jurisdiction as legally permissible, including exclusive jurisdiction of all matters arising out of and related to the Chapter 11 Cases and the Plan pursuant to and for the purposes of Sections 105(a) and 1142 of the Bankruptcy Code, and also including, without limitation, jurisdiction to:

(a)  Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b)  Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(c)  Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the adding of any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

(d)  Ensure that Distributions to Holders of Allowed Claims or Allowed Equity Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed under the Plan;

(e)  Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)  Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan;

(g)  Resolve any cases, controversies, suits, or disputes that may arise in connection with the interpretation or enforcement of the Plan, the Plan Documents, or any Person’s or Entity’s obligations incurred under, or in connection with, the Plan or the Plan Documents;

(h)  Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

(i)  Resolve any cases, controversies, suits, or disputes with respect to the releases, injunction, and other provisions contained in Section X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction, and other provisions;

(j)  Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(k)  Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Documents, or any contract, instrument, release, indenture, or other agreement or document created under, or in connection with, the Plan or the Disclosure Statement;

(l)  Enter an order or final decree concluding the Chapter 11 Cases;

(m)  Resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(n)  Resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Bar Date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the Confirmation of the Plan for the purpose of determining whether a Claim or Equity Interest is discharged under the Plan or for any other purpose;

(o)  Recover all assets of the Debtors and property of the Estates, wherever located, including any Causes of Action under Sections 544 through 550 of the Bankruptcy Code to the extent not released and waived pursuant to the terms and conditions of the Plan; and

(p)  Hear and resolve all matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1                  Dissolution of Committees

On the Effective Date, all Committees shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

Section 12.2                  Payment of Statutory Fees

All fees payable pursuant to Section 1930 of Title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date, and thereafter shall be paid by the

Reorganized Debtors through the date of entry of the final decree in the Debtors’ respective Chapter 11 Cases or until the Bankruptcy Court otherwise orders.

Section 12.3                  Modification of the Plan

The Debtors reserve the right, with the consent of the Administrative Agent, to alter, amend or modify the Plan prior to the entry of the Confirmation Order.  After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

Section 12.4                  Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke and withdraw the Plan at any time prior to the Confirmation Date.  If the Plan is so revoked or withdrawn, or if the Effective Date does not occur on or before December 31, 2003, then the Plan shall be deemed null and void, and of no force or effect.

Section 12.5                  Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

Section 12.6                  Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

Section 12.7                  Section 1145 Exemption

Pursuant to Section 1145(a) of the Bankruptcy Code, any offer, issuance, transfer or exchange of New Common Stock, New Senior Notes, New Warrants, New Subsidiary Preferred Stock, or other securities under the Plan or the making or delivery of an offering memorandum or other instrument of offer or transfer related thereto under the Plan shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an Issuer or a security.

Section 12.8                  Headings

Headings utilized in this Plan and the Disclosure Statement are for the convenience of reference only and shall not constitute a part of the Plan for any other purpose.

Section 12.9                  Governing Law

Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 12.10            Severabi1ity

Except as to terms which would frustrate the overall purposes of the Plan, should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

Section 12.11            Implementation

The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in the Plan.

Section 12.12            Inconsistency

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern, except that, with respect to the final version of any Plan Document filed with the Bankruptcy Court, such final version shall prevail with respect to any inconsistency between such final version of a Plan Document and the term sheets annexed to the Plan.

Section 12.13            Further Assurances

The Debtors, the Reorganized Debtors and all Holders of Claims and Equity Interests receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Section 12.14            Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by first class U.S. mail,postage prepaid to:

Superior Telecommunications Inc.
150 Interstate North Parkway
Suite 300
Atlanta, GA 30339-2101
Telephone: (770) 953-8338
Facsimile: (770) 303-8892
Attn: David S. Aldridge

with copies to:

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.
919 N. Market Street, 16th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
Attn: Laura Davis Jones

Section 12.15            Exemption from Certain Transfer Taxes

Pursuant to Section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, Instruments or documents; (b) the creation of any other Lien, mortgage, deed of trust or other security Interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any tax under any law imposing a stamp tax or similar tax to the fullest extent permitted under 11 U.S.C. § 1146(c).  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any tax under any law imposing a stamp tax or similar tax to the fullest extent permitted under 11 U.S.C. § 1146(c).

Section 12.16            Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Entity holding claims against the Debtors.(5)

(5)  The settlements and compromises pursuant to this section of the Plan shall not trigger the acceleration of any obligation under the Settlement Agreement and/or any applicable insurance policies, insurance coverage, or other similar arrangements.

Section 12.17            No Admissions

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Entity with respect to any matter set forth herein.

Section 12.18            Filing of Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: October 22, 2003	SUPERIOR TELECOM INC., et al.,
Debtors and Debtors in Possession

By:
David S. Aldridge
Chief Restructuring Officer,
Chief Financial Officer and Treasurer

PACHULSKI, STANG, ZIEHL, YOUNG, JONES
& WEINTRAUB P.C.
Laura Davis Jones (Bar No. 2436)
James I. Stang (CA Bar No. 94435)
Michael R. Seidl (Bar No. 3889)
Curtis A. Hehn (Bar No. 4264)
919 N. Market Street, 16th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone:  (302) 652-4100
Facsimile:   (302) 652-4400

PROSKAUER ROSE LLP Alan B. Hyman (AH-6655) Jeffrey W. Levitan (JL-6155) Lisa A. Chiappetta (LC-6514) 1585 Broadway New York, New York 10036 Telephone: (212) 969-3000 Facsimile: (212) 969-2900

BANKRUPTCY COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION	SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT A

EXIT FACILITY TERM SHEET

SUPERIOR TELECOM INC.

SUMMARY OF TERMS AND CONDITIONS

for

$120,000,000 SENIOR SECURED CREDIT FACILITY

October 22, 2003

The following is a summary of the terms and conditions with respect to the establishment of the Credit Facility referenced in the letter (the “Commitment Letter”) accompanying this Summary of Terms and Conditions (“Term Sheet”) and is not intended to set forth all of the provisions that are customarily required by FCC and GECC in transactions of the type described herein and that may be required in the Loan Documents (as defined in the Commitment Letter).  The definitive rights, duties, obligations and liabilities of Borrowers, FCC and GECC will be more particularly described in the Loan Documents.  If there is any conflict between the provisions of the Commitment Letter or this Term Sheet and the provisions of the Loan Documents, the provisions of the Loan Documents will control.*

Borrowers:

Superior Essex Communications LLC (“STI-LLC”), Essex Group, Inc. and such of their direct or indirect domestic operating subsidiaries as are approved or required to be borrowers under the Credit Facility by FCC and GECC in their sole and absolute discretion (each, individually, a “Borrower” and collectively, the “Borrowers”).

Guarantors:

The material domestic subsidiaries of STI-LLC that are not Borrowers and each parent and intermediate parent holding company that is not a Borrower, including, without limitation, New Parent and New Subsidiary (as defined in the Plan) (collectively, the “Guarantors”).

Agents:	Fleet Capital Corporation (“FCC” or “Administrative Agent”) and General Electric Capital Corporation (“GECC” or “Syndication Agent”; and collectively with Administrative Agent, the “Agents”).

Co-Arrangers:

Fleet Securities, Inc. (“FSI”) and GECMG (in such capacity, together with FSI, collectively, “Arrangers”) will syndicate the Credit Facility to a syndicate of financial institutions (including FCC and GECC, collectively, the “Lenders”) acceptable to Agents.

Credit Facility:

Up to $120,000,000 in a senior secured revolving credit facility, which will include a $25,000,000 sub-limit for standby and documentary letters of credit (“Letters of Credit”) to be procured for Borrowers’ account by FCC from Fleet

•                  Capitalized terms used in this Summary of Terms and Conditions that are not defined herein shall have the meanings ascribed to such terms in the Commitment Letter.

National Bank (“Bank”), and a facility for inter-Lender settlement loans (“Settlement Loans”).(1)

(1)          As an administrative convenience to Borrowers and Lenders, and subject to the terms and conditions of the Loan Documents, Settlement Loans (which shall be made as Base Rate loans) may be funded by FCC only to Borrowers on an interim basis without the need of fundings by the other Lenders of their pro-rata share of such loans.  FCC will be entitled to reimbursement from the other Lenders of their respective pro-rata shares of such loans on such periodic basis as FCC may request, but such reimbursement shall be requested by FCC not less than once every 5 business day period.

Use of Proceeds:

The Credit Facility is to be used to facilitate confirmation of the Plan (including to repay, in full, the DIP loan facility on the effective date of the Plan) and to provide for Borrowers’ ongoing working capital needs and general corporate purposes.  All issued Letters of Credit and Settlement Loans outstanding on any date will be considered usage under the Credit Facility.

Scheduled Final Maturity:	Four (4) years from the Closing Date.

Termination Date:	The earlier of (i) the Scheduled Final Maturity and (ii) the date the Credit Facility terminates on or after the occurrence of an Event of Default.

Borrowing Base:

Borrowing availability under the Credit Facility for loans (“Revolver Loans” and together with Settlement Loans, the “Loans”) and Letters of Credit will be limited, on any date, to the Borrowing Base then in effect.  As used herein, “Availability” means, on any date, the amount available on such date for the borrowing of Revolver Loans, which amount is the excess (if any) of the Borrowing Base on such date over the aggregate amount of Revolver Loans then outstanding.  The “Borrowing Base” on any date will be an amount equal to the lesser of (a) $120,000,000 minus the LC Outstandings (as defined below) on such date or (b) the Formula Amount.  “Formula Amount” on any date means an amount equal to (i) the sum of the Accounts Formula Amount on such date plus the Inventory Formula Amount on such date, minus (ii) the Availability Reserve on such date.  As used herein, the following terms will have the following indicated meanings:

• “Accounts Formula Amount” means an amount up to 85% of the net amount of eligible accounts receivable of Borrowers on any date of determination thereof.

•                                          “Inventory Formula Amount” means an amount equal to the lesser of (a) $60,000,000 or (b) the lesser of up to (i) 65% of eligible inventory or (ii) 85% of the net orderly liquidation value of eligible inventory, on any date of determination thereof.

•                                          “Availability Reserve” means an amount equal to the sum of (a) such reserves as Agents customarily establish for asset-based loan transactions of this type, including, but not limited to, a reserve (without duplication) for (i) all reimbursement obligations due and payable on such date by Borrowers by reason of any payment by Bank or FCC with respect to Letters of Credit (to the extent such reimbursement obligations have not been satisfied from the proceeds of a Revolver Loan) and (ii) 100% of

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the undrawn face amount of all outstanding Letters of Credit (the sum of (i) and (ii) being the “LC Outstandings”), and (iii) the Rent Reserve (as defined below); plus (b) such other reserves as Administrative Agent otherwise establishes in the exercise of its reasonable credit judgment.

As a general rule, eligible accounts will include only those accounts that arise from the sale and delivery of goods or rendition of services by a Borrower in the ordinary course of its business, are subject to Administrative Agent’s duly perfected, first priority security interest, have not aged more than 120 days past the original invoice date and are not 60 days or more past due from a Borrower’s standard credit terms.  Ineligible accounts will include, without limitation, accounts that are disputed, in whole or in part (to the extent of the disputed amount), or are owed by a customer that is not deemed by Administrative Agent in its reasonable credit judgment to be creditworthy; accounts owing by customers if 50% of the accounts of such customer are otherwise not eligible; accounts that are subject to offset, recoupment or counterclaim (to the extent of such offset, recoupment or counterclaim); accounts owing by any individual account debtor representing in excess of 20% of total accounts (to the extent of the excess); accounts owing by foreign account debtors (unless supported by letters of credit reasonably acceptable and collaterally assigned to Administrative Agent); accounts arising from bill-and-hold or consignment sales or sales on a return basis; and accounts owing by governmental entities (other than accounts owing by the United States of America or any agency thereof which have been duly assigned to Administrative Agent pursuant to the Assignment of Claims Act of 1940).

As a general rule, eligible inventory will include only inventory owned by and in the possession of a Borrower that is subject to Administrative Agent’s duly perfected, first priority security interest and no other security interest or lien (other than a subordinate lien and security interest in favor of the holders of the New Senior Secured Notes (as hereinafter defined)), and is held for sale by a Borrower in the ordinary course of such Borrower’s business.  Excluded from eligible inventory, without limitation, will be inventory that is held by a Borrower as consignee or inventory that has been consigned by a Borrower (unless, with respect to inventory consigned by a Borrower, consignment conditions required by Administrative Agent have been satisfied to Administrative Agent’s satisfaction); returned, defective, damaged or slow moving goods or samples; supplies, labels and packaging materials; inventory located outside of the United States or Puerto Rico or inventory in transit; and inventory held subject to a right or obligation of repurchase on terms that are not acceptable to Administrative Agent, including, without limitation, any terms that expressly permit or require, or by law allow, a right of offset against Borrowers’ payables.  If and to the extent that any inventory is sold pursuant to any license, dealer, or distributorship agreement that limits or restricts any Borrower’s right to dispose of any inventory after termination thereof, Administrative Agent may require, as a condition to treating such inventory as eligible, the consent of the other party to such agreement to Administrative Agent’s sale or other disposition of such inventory, notwithstanding any termination of such agreement.

Administrative Agent will have the right at any time, in its reasonable credit judgment, to reassess and modify eligibility standards and advance rates

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(provided, that Administrative Agent will provide Borrower’s not less than 3 business days notice prior to any decrease in the advance rates and will provide subsequent notice to Borrower promptly after implementing any such other modification).  A rent reserve will be established in an amount equal to 3 months rent for each leased location at which inventory is located unless the landlord of such leased location executes a reasonably acceptable landlord lien waiver or subordination and access agreement in favor of Administrative Agent (collectively, the “Rent Reserve”).

After the Closing Date, Administrative Agent may require inventory appraisals, with such frequency as Administrative Agent deems appropriate, in the exercise of its reasonable credit judgment (but in no event less frequently than once per year).  Borrowers shall not be obligated to reimburse Administrative Agent for more than one inventory appraisal in any year unless an Event of Default exists.

After the Closing Date, Administrative Agent may conduct, at Borrowers’ expense, such field examinations of Borrowers and Guarantors with such frequency as Administrative Agent deems appropriate in the exercise of its reasonable credit judgment.  Borrowers will pay Administrative Agent for the standard amount charged by Administrative Agent per day (currently $850) for each day that an employee or agent of Administrative Agent is engaged in a field exam with respect to any Borrower, together with all reasonable costs and expenses incurred by Administrative Agent in connection therewith.

Letters of Credit:

During the period that the Credit Facility is in effect, FCC will procure from Bank one or more Letters of Credit on Borrowers’ request therefor from time to time, subject to Bank’s customary terms and conditions.  Each Letter of Credit shall have an expiry date that is no longer than one year, in the case of a standby Letter of Credit, or 150 days, in the case of a documentary Letter of Credit, and that expires no later than 10 days prior to the Scheduled Final Maturity.  Drafts drawn on Letters of Credit shall be reimbursed not later than the first business day following the day of drawing.  If the Credit Facility is terminated prior to the expiration of any Letter of Credit, each such Letter of Credit shall be replaced and returned to Bank undrawn and marked “canceled” on or prior to the Termination Date, or to the extent that Borrowers are unable to replace any of the Letters of Credit, such Letters of Credit (and fees and expenses payable in connection therewith) shall be (a) secured by a support letter of credit in an amount equal to 105% of the outstanding amount of such Letters of Credit and reasonably satisfactory to Administrative Agent and Bank or (b) cash collateralized in an amount equal to 105% of the outstanding amount of such Letters of Credit by the deposit of cash in such percentage amount into an account established by Borrowers under the sole and exclusive control of Administrative Agent, such cash to be used to satisfy Borrowers’ reimbursement obligations or to be remitted to Borrowers upon the expiration, cancellation or other termination of such Letters of Credit or if Borrowers’ reimbursement obligations are otherwise satisfied.

Collateral:

The Loans, LC Outstandings, any interest rate/foreign currency swap or similar agreements, obligations arising from any bank service or product provided to a Borrower or Guarantor by Bank or any of its affiliates as referred to in, or contemplated by, the Loan Documents, and all interest, fees and other charges in

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connection with any of the foregoing or otherwise provided for under the Loan Documents will be secured by duly perfected, first priority security interests in and liens in favor of Administrative Agent upon (i) all or substantially all of the real and personal assets of each Borrower, including, without limitation, all of each Borrower’s and each Guarantor’s accounts, inventory, equipment, general intangibles, documents, instruments, chattel paper, deposit accounts, investment property, letter of credit rights, real property, and all cash and non-cash proceeds (including, without limitation, insurance proceeds) of the foregoing items, whether any of the foregoing items are now owned or hereafter created or acquired, (ii) the stock of each Guarantor (other than common stock of New Parent and the preferred stock of the New Parent and New Subsidiary), and (iii) up to 66% of the stock of any foreign subsidiaries of Borrowers in order to avoid any material adverse tax consequences to Borrowers (all of the foregoing, collectively, the “Collateral”).

Interest:

Interest will accrue on the outstanding principal balance of the Loans under the Credit Facility, calculated for the actual number of days elapsed in a year of 360 days, at a per annum rate equal to, at Borrowers’ option, LIBOR or the Base Rate, plus, in each case, the Applicable Margin (shown below).  All Revolver Loans funded on the Closing Date will be Base Rate loans and the Applicable Margin therefor will be set at Level III.  Thereafter, all Revolver Loans, whether priced at LIBOR or Base Rate, will bear interest at the Applicable Margin at Level III.  Commencing 6 months after the Closing Date, the Applicable Margin will be adjusted quarterly, on the third business day of each fiscal quarter based upon average Availability for the immediately preceding fiscal quarter as contained in the pricing grid shown below.  To determine the level of pricing available to Borrowers under the average Availability test, Administrative Agent will determine the Applicable Margin as follows:

	Level	Average Availability	Applicable Margin		Unused Line Fee
			LIBOR +	Base +
	I	< $30,000,000	2.75%	1.25%	0.625%

II

		>$30,000,000 to < 40,000,000	2.50%	1.00%	0.500%
	III	>$40,000,000 to < 50,000,000	2.25%	0.75%	0.500%
	IV	>$50,000,000 to < 60,000,000	2.00%	0.50%	0.500%
	V	> $60,000,000	1.75%	0.25%	0.375%

As used herein, the term “Base Rate” will be the rate publicly announced from time to time by Bank as its prime or base rate of interest, whether or not such rate is the lowest or best rate at which Bank lends money.  It is understood that Bank lends money at, above and below its publicly announced prime or base rate. LIBOR will be defined in accordance with Administrative Agent’s customary definition therefor in transactions of this type.  LIBOR rates may be selected for interest periods of 1, 2, 3 or 6 months, as available.  The minimum amount of each LIBOR borrowing will be $1,000,000 or any larger amount in increments of $100,000, and in each case shall be made on not less than 3 business days’ notice.

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Borrowers will not be permitted to have more than 5 LIBOR advances outstanding at one time.  No loan may be converted or continued as a LIBOR loan at any time when a default or event of default has occurred and is continuing.

Upon the continuance of an event of default and at the option of Agent or the Required Lenders, the Applicable Margin on all obligations owing under the Credit Facility and Loan Documents shall increase by 2% per annum over the rate otherwise applicable.

Interest Rate Protection:	To mitigate the risk of rising interest rates, Borrowers will be required to maintain interest rate hedging arrangements reasonably acceptable to Administrative Agent on 50% of the Credit Facility.

Unused Line Fee:

An Unused Line Fee will be payable monthly, in arrears, based on the average daily unused portion of the Credit Facility based upon the pricing grid above.  All outstanding Letters of Credit and Settlement Loans will be counted as usage under the Credit Facility for purposes of calculating the Unused Line Fee.

Letter of Credit Fees:

Fees on the face amount of each Letter of Credit will be payable monthly, in advance, at a per annum rate equal to the Applicable Margin for LIBOR loans.  In addition, Borrowers will pay to Administrative Agent, at issuance and on each anniversary date, a fronting fee equal to 0.125% per annum multiplied by the face amount of each standby Letter of Credit, and in the case of documentary Letters of Credit, the Bank’s customary and reasonable processing fees.  Finally, Borrowers will pay all reasonable fees and expenses associated with amendments, extensions or other modifications of any Letter of Credit.

Prepayment Fee:

A prepayment fee of 0.50% of the Credit Facility will be payable to the Administrative Agent for the ratable benefit of Lenders in the event Borrowers choose to cancel the Credit Facility during the first year.

Other Fees:	As set forth in the Fee Letter.

Cash Management:

From and after the Closing Date, Administrative Agent will at all times have sole control over Borrowers’ domestic bank accounts (other than Borrowers’ payroll accounts and other disbursement accounts in which amounts not to exceed $5,000,000 are maintained by Borrowers from time to time (provided that Administrative Agent shall be granted “control” over such bank accounts for purposes of perfecting its security interests in such bank accounts)) pursuant to lockbox or blocked account arrangements satisfactory to Agents.  On or before 120 days after the Closing Date, Borrowers will establish and maintain throughout the term of the Credit Facility a cash management system reasonably acceptable to Agents and Bank, to include the establishment of Bank as their primary concentration and disbursing bank and a lockbox(es) at Bank.  The lockbox(es) maintained at Bank shall be for the express purpose of collecting all of Borrowers’ accounts receivable collections.  Collections from such lockbox must be applied against outstandings on a daily basis.

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Payments:

All Revolver Loans outstanding from time to time under the Credit Facility will be repaid on the sooner to occur of any Borrower’s or Administrative Agent’s receipt of any proceeds of Collateral (except with respect to specific exceptions mutually agreed upon), to the extent of such proceeds, and the Termination Date.  Reimbursement for draws made on Letters of Credit will be due and payable on the first business day following the date on which such draw is made.  Interest on Base Rate loans will be due and payable monthly, in arrears, and interest on LIBOR loans will be due and payable on the last day of each month and the last day of the applicable interest period.  Administrative Agent will be authorized to charge Borrowers’ loan account with all principal, interest, fees and other charges at any time due in connection with the Credit Facility (which such charges will be itemized and reported to Borrowers each month for the preceding month period).  Borrowers will be jointly and severally liable for the payment and performance of all liabilities and obligations under the Credit Facility.  All amounts will be repaid in U.S. dollars (and, in connection with any Letter of Credit, denominated in a currency other than U.S. dollars, the reimbursement obligations in connection therewith will be the U.S. dollar equivalent of such currency at the time of payment).

Financial Covenants:

If Availability falls below $10,000,000 for any period of two consecutive days (the second such day being the “Trigger Date”), then Borrowers will be required to maintain a consolidated minimum fixed charge coverage ratio of 1.1 to 1.0, to be tested quarterly (beginning with the quarter ended immediately before the Trigger Date) on a rolling four quarter basis (or, for periods prior to the first anniversary of the Closing Date, from the date of the Closing Date).

Affirmative, Negative and Other Covenants:

The definitive Loan Documents will include affirmative and negative covenants that are customary for asset-based lending transactions of this type, subject to specific limitations and exceptions to be mutually agreed upon, including, but not limited to, (i) affirmative covenants requiring compliance with applicable law, periodic financial reporting (see below) and Collateral reporting, the giving of certain notices and satisfactory interest rate hedging agreements and (ii) negative covenants restricting or prohibiting liens, distributions, dividends, investments, debt incurrence, mergers and consolidations, acquisitions, capital expenditures and leases, asset dispositions or transfers, creation of new subsidiaries, affiliate transactions, negative pledges, restricted payments, distributions and dividends.

Financial Reporting:	Borrowers will be obligated under the Loan Documents to provide the following reports:(2)

Annual Financial Statements prepared on a consolidated and consolidating basis in accordance with GAAP, with comparable information for the year to date and the immediately preceding fiscal year, all certified (as to the consolidated financial statements) by a nationally recognized firm of certified public accountants and accompanied by an unqualified (or qualified if the nature of the qualification is acceptable to Administrative Agent in its reasonable business judgment) opinion of such firm on the annual financial statements, and accompanied by covenant compliance calculations (to the extent applicable) and

(2)  Any consolidated financial information required shall be provided by Borrowers for New Parent, on a consolidated basis, in accordance with GAAP.

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a representation by the chief financial officer or president of each Borrower that no Event of Default shall have occurred or be continuing, all submitted to Administrative Agent and Lenders within 90 days after the end of each fiscal year of Borrowers.

Quarterly Financial Statements prepared on a consolidated and consolidating basis in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes), with comparable information for the year to date and the immediately preceding fiscal year, all submitted to Administrative Agent and Lenders within 45 days after the end of Borrowers’ first three fiscal quarters of each fiscal year, accompanied by covenant compliance calculations (to the extent applicable) and a representation by the primary financial officer of each Borrower that no Event of Default shall have occurred or be continuing.

Monthly Financial Statements prepared on a consolidated and consolidating basis, with comparable information for the year to date and the immediately preceding fiscal year, submitted to Administrative Agent and Lenders within 30 days after the end of each of month, accompanied by covenant compliance calculations and a representation by the primary financial officer of each Borrower that no Event of Default shall have occurred or be continuing.

Financial Projections prepared on a consolidated basis by Borrowers’ management on an annual basis, submitted to Administrative Agent and Lenders within 30 days prior to the beginning of each fiscal year.

Borrowing Base Reports prepared by Borrowers’ management and submitted to Administrative Agent with respect to Borrowers’ accounts and inventory on a frequency to be determined by Administrative Agent in its reasonable discretion (but in no event less frequently than weekly, in the case of accounts, and monthly, in the case of inventory).  Borrowing Base reporting will be on forms provided by Administrative Agent to Borrowers.

Such other financial information as may be reasonably requested by Agents and Lenders.

Representations and Warranties:

Those customarily found in credit agreements for asset-based lending transactions of this type and others appropriate to this transaction in the reasonable credit judgment of Agents, subject to specific limitations and exceptions to be mutually agreed upon.

Events of Default:

The definitive Loan Documents for the Credit Facility will contain various Events of Default that are usual and customary for asset-based lending transactions of this type, subject to specific limitations and exceptions to be mutually agreed upon, including, but not limited to, defaults based upon non-payment of any principal, interest, fees or other charges when due under terms of the Loan Documents, misrepresentations, breach of covenants, insolvency or bankruptcy of any Borrower or Guarantor, non-compliance with law, entry of certain judgments, change of control and cross defaults with respect to other debt for borrowed money.

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Documentation:

The Credit Facility will be subject to the execution and delivery by Borrowers, Guarantors, Agents and Lenders of documentation on Administrative Agent’s customary forms for asset-based lending transactions of this type, as may be modified to reflect the terms in this Term Sheet and other mutually agreed upon terms, which will include a loan and security agreement, guaranties, promissory notes, pledge agreements, assignments, UCC financing statements and other related documentation.

Conditions Precedent:

In addition to the usual and customary conditions for asset-based lending transactions of this type, the obligation of Agents and Lenders to provide the Credit Facility is subject to satisfaction of the following conditions at or prior to the Closing Date on a basis satisfactory to Agents:

• The Plan is not amended or modified in any manner that Agents reasonably deem to be material;

•                                          The Plan is accepted by each class of impaired claims (other than Class U-2A (Personal Injury Claims) or interests dealt with under the Plan, except to the extent that a class of claims or interests is deemed to have rejected the Plan; and with respect to Class U-2A, the Bankruptcy Court shall have made a specific finding, after proper notice and a hearing, that the provisions of Section 1129(b) of the Bankruptcy Code have been met with respect to Class U-2A;

• The entry by the Bankruptcy Court, after proper notice and a hearing, of a final order confirming the Plan in form and substance satisfactory to Agents;

• During the 10-day period after entry of the confirmation order confirming the Plan, no appeal or motion for stay, modification, reconsideration, further review or rehearing is filed or is pending;

• Agents’ receipt of evidence confirming the formation and existence as of the Closing Date of each Borrower and Guarantor, all in form and substance reasonably acceptable to Agents;

• Agents’ satisfactory completion, in all respects, of their legal due diligence;

•                                          The execution and delivery of the Loan Documents customarily used by Administrative Agent in asset-based lending transactions of this type, as may be modified to reflect mutually agreed upon terms, and otherwise satisfactory in form and substance to Borrowers and Agents and their respective counsel, all of which shall be in full force and effect on the Closing Date;

•                                          The establishment with financial institutions reasonably acceptable to Agents of lockbox or blocked accounts approved and controlled by Administrative Agent, to which all customer remittances from customers of Borrowers will be collected and credited to Borrowers’ account with Agents and Lenders;

• Agents shall have received, reviewed and found acceptable interim financial statements for the monthly period ending September 30, 2003

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(or, if the Closing Date does not occur on or before November 20, 2003, for the monthly period ending October 31, 2003);

•                                          Agents shall have determined that Borrowers have Availability on the Closing Date of not less than $40,000,000, after the payment of all indebtedness under the Plan to be satisfied on the Closing Date or the effective date of the Plan and all fees and expenses of the transaction, the application of the proceeds of the initial Revolver Loans and issuance of Letters of Credit on the Closing Date;

•                                          No material adverse change shall have occurred in the business, properties, results of operations, financial condition or prospects of Debtors, Borrowers and Guarantors, taken as a whole, since the date of this Commitment Letter and there shall not have occurred any material disruption or material adverse change in the United States financial and capital markets;

• Issuance, concurrently with or prior to the closing, by STI-LLC’s of $145,000,000 in senior secured notes on the terms set forth in the Plan (the “New Senior Secured Notes”);

•                                          The execution and delivery of an Intercreditor Agreement (the “Intercreditor Agreement”) with the holders of the New Senior Secured Notes (or their agent or trustee on their behalf) in form and substance reasonably acceptable to Agents;

•                                          Administrative Agent’s receipt of evidence confirming the existence of insurance coverage reasonably acceptable to Administrative Agent and, with respect to property insurance, naming Administrative Agent as primary loss payee; with respect to liability insurance, naming Administrative Agent as an additional insured; and with respect to business interruption insurance, naming Administrative Agent as assignee, mortgagee and loss payee, in each case with such insurance policies to be issued by insurers, and subject to deductibles and other limitations, reasonably acceptable to Administrative Agent;

•                                          There exists no default or event of default under the Loan Documents or under any material contract or agreement of any Borrower; all representations and warranties in the Loan Documents are accurate in all material respects; and all conditions precedent set forth in the Loan Documents are satisfied;

•                                          There shall exist no order or injunction that affects, or other pending or threatened litigation that could reasonably be expected to materially adversely affect, the ability of Borrowers to perform under the Loan Documents, the value of the Collateral or Administrative Agent’s rights in respect thereof or its ability to exercise its rights thereunder or with respect thereto;

• The receipt by all parties to the Credit Facility of all necessary regulatory, creditor and other third-party consents to the Credit Facility;

•                                          Agents’ receipt of certifications from Borrowers, including supporting financial information, evidencing that, after giving effect to the initial Revolver Loans, the issuance of Letters of Credit on the Closing Date,

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and the consummation of the other transactions contemplated herein, Borrowers and Guarantors are and will remain solvent, in the sense that the fair value of their assets exceeds the sum of their liabilities, they are generally able to pay their debts as they become due and they are not engaged in a business or transaction for which their capital is unreasonably small, each determined on a consolidated basis for Borrowers and Guarantors;

•                                          Administrative Agent’s receipt of evidence that all of the existing indebtedness for borrowed money of Debtors and their subsidiaries is satisfied in full and all liens relating thereto extinguished (or arrangements therefor satisfactory to Agents and Lenders shall have been made) on or prior to the Closing Date, in each case, in accordance with the Plan, except for certain permitted indebtedness to be defined;

•                                          Administrative Agent’s receipt of (and provision of at least 5 days to review) and satisfaction with fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Administrative Agent’s satisfaction to evidence the form of policies to be issued and delivered after the Closing Date), in standard ALTA form, issued by a title insurance company satisfactory to Agents, each in an amount not less than the fair market value of the real property insured thereby, insuring Administrative Agent’s mortgage, deed of trust or like instrument to create a valid first priority lien on or trust title to the real property described therein with no exceptions which Administrative Agent does not approve in writing and no general survey exception;

•                                          Administrative Agent’s receipt of (and provision of at least 5 days to review) and satisfaction with an as-built survey with respect to each parcel of real property comprising a part of the Collateral;

• Administrative Agent’s receipt of and satisfaction with any environmental matters with respect to Borrowers’ real properties;

•                                          Administrative Agent’s receipt of assurances satisfactory to it that the security interests of Administrative Agent with respect to all of the Collateral constitute valid, binding, enforceable and first priority security interests in the Collateral, except for permitted liens on the Collateral customarily agreed to by Agents in transactions of this type or as otherwise mutually agreed upon, including, without limitation, liens in favor of the holders of the New Senior Secured Notes (subject to an Intercreditor Agreement with Administrative Agent, in form and substance satisfactory to Agents and providing that such liens are subordinated to Administrative Agent’s liens in the Collateral on the terms set forth in the Intercreditor Agreement);

•                                          Other conditions precedent specific to the transaction and typical of asset-based lending facilities of this type, including, without limitation, favorable legal opinions of counsel to Borrowers and Guarantors (including local counsel opinions in each state in which a Borrower owns real property over which a mortgage is being taken) reasonably satisfactory to Agents as to, among other matters, valid corporate existence and authority of each Borrower and Guarantor, legality, validity, form, content, binding effect and enforceability in accordance

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with their terms of all Loan Documents, perfection of security interests, Administrative Agent’s ability to realize upon the Collateral in accordance with the Loan Documents and applicable law(3), the absence of any violation of law or regulation or conflict with existing material contracts, and customary bankruptcy matters.

(3)  Borrowers’ primary counsel may assume that the laws of its jurisdiction are identical to the laws of the State of Georgia for this purpose.

Yield Protection, Increased Costs and Taxes:

Standard yield protection and indemnification, including, without limitation, capital adequacy requirements, will be incorporated that will satisfactorily compensate Lenders in the event that any changes after the Closing Date in the Basel Committee regulations or any future law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

Expenses:

Borrowers will be responsible for all legal fees of Administrative Agent actually incurred in connection with the preparation, negotiation and execution of the Loan Documents (and legal fees of GECC on the terms set forth in the side letter agreement between Superior and GECC), all reasonable out-of-pocket expenses, including, without limitation, all business, financial and collateral due diligence expenses, and, to the extent provided herein, all appraisal fees and all examination fees at Administrative Agent’s standard per diem rate.  Payment of these fees and expenses will be required, whether or not the closing of this transaction occurs, provided that, if the transactions described herein are closed, then, FCC either will apply the Expense Deposit to offset the amount of any such fees or expenses or return the same to Superior.  Borrowers shall also be responsible for the costs and expenses of Agents and Lenders in connection with any amendment, modification or waiver of any provision of, any workout or restructuring relating to, and the enforcement of, any of the Loan Documents.

Indemnification:

Borrowers and Guarantors jointly and severally will indemnify, defend and hold Agents, Arrangers, each Lender, and each of their affiliates and officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and against all losses, liabilities, claims, damages or expenses, including, but not limited to, reasonable attorneys’ and other professional fees and settlement costs, in each case, arising out of or in connection with or by reason of, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with the Credit Facility or any proposed transaction of Borrowers or any of their subsidiaries or affiliates and any other transactions contemplated hereby, except to the extent that the same result from the gross negligence or willful misconduct of such Indemnified Party.

Required Lenders:	51% of Lenders measured in terms of dollar commitments (except for those provisions which customarily require unanimous Lenders’ consent).

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Assignments and Participations:

Usual and customary for transactions of this type and size.  Each Lender may assign all or a portion of its loans and commitments under the Credit Facility, or sell participations therein to another person(s), provided that assignments shall be in a minimum amount of $5,000,000 and shall be subject to certain conditions, including, but not limited to, the approval of Borrowers (so long as no default or event of default exists) and Agents, such approval in the case of Borrower not to be unreasonably withheld.  The payment of a processing and recordation fee of $3,500 will be made by the assigning Lender to Administrative Agent.

Agency and Syndication Matters:

FCC will act as Administrative Agent for the Credit Facility, and GECC will act as Syndication Agent for the Credit Facility.  FCC, FSI and GECMG will act as the exclusive Arrangers, advisers and syndication managers for the Credit Facility and, in such capacities, each of FCC, FSI and GECMG will perform the duties and exercise the authority customarily associated with such roles.  The Loan Documents will contain customary Agency provisions typical of asset-based lending facilities of this type.

Governing Law:	State of Georgia.

Counsel for Administrative Agent:	Parker, Hudson, Rainer & Dobbs LLP.

Closing Date:	Not later than December 15, 2003.

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EXHIBIT B

TERMS OF NEW NOTES

Issuer:	Superior Telecommunications LLC(1) (sometimes referred to herein as the “Company”).

Guarantors:	Each of the domestic subsidiaries of the Company as well as the Parent that also guarantee the Exit Facility shall guarantee the Notes (collectively, the “Guarantors”).

Principal Amount:	$145 million.

Issue Date:	Plan Effective Date.

Initial Holders:	Existing Lenders.

Interest Rate:

9.5% payable semi-annually; provided, however, with respect to the first 2 interest payments to be made on the interest payment dates next following the Issue Date (the first such interest payment date is hereinafter referred to as the “First Interest Payment Date” and the second such interest payment date is hereinafter referred to as the “Second Interest Payment Date”), if the cumulative Consolidated EBITDA of the Company and its Subsidiaries does not exceed such amounts as to be agreed upon by the Company and the Existing Lenders and which shall be fully set forth in the Indenture, then, at the option of the Company, in lieu of making the otherwise due cash interest payment on each such interest payment date, the Company may pay interest as follows:  (i) cash interest at the rate of 4.75% and (ii) PIK interest notes (of the same tenor as the New Notes, including the same maturity date) at the rate of 4.75%, provided that in the event that the Company elects to issue such PIK interest notes it shall pay a cash fee in an amount of 0.50% on the date of issuance.  For purposes of determining if the cumulative Consolidated EBITDA performance criteria has been achieved, Consolidated EBITDA shall be measured as follows:  (x) in respect of the First Interest Payment Date, cumulative Consolidated EBITDA as of the six month period ending on the last day of the most recently completed calendar month which is 30 days prior to the First Interest Payment Date and (y) in respect of the Second Interest Payment Date, cumulative Consolidated EBITDA as of the 12 month period ending on the last day of the most recently completed calendar month which is 30 days prior to the Second Interest Payment Date.  Notwithstanding anything herein to the contrary, all interest payments following the first 2 interest payments shall be paid in cash.

(1) Issuer will be the same entity that is the “Borrower” under the Exit Facility.  Alternatively, we may adopt the same borrowing structure for both the Exit Facility and the Notes as used in the Pre-Petition Credit Agreement (i.e., both Superior Telecommunications Inc. and Essex Group Inc. were borrowers).

Ranking:

Second priority secured obligations of the Company and the Guarantors.  The second priority liens on the collateral securing the Notes will be junior to liens on the collateral securing the obligations under the Exit Facility and other permitted liens.

Trustee:	American Stock Transfer & Trust Company, Bank of New York or such other institution reasonably acceptable to the Parent and the Existing Lenders.

Collateral Trustee:	American Stock Transfer & Trust Company, Bank of New York or such other institution reasonably acceptable to the Parent and the Existing Lenders.

Maturity:	Five (5) years after the Plan Effective Date.

Security:

Second priority security interest in all assets of the Company and the Guarantors (other than (x) foreign assets of any direct foreign subsidiaries, (y) in excess of 65% of the capital stock of any foreign subsidiary or the voting capital stock of such subsidiary and (z) other exceptions to be agreed upon).

Collateral Trust Agreement:

The Company, the Guarantors and the Collateral Trustee shall enter into a collateral trust agreement, in form and substance satisfactory to the lenders under the Exit Facility and the Existing Lenders (the “Collateral Trust Agreement”), or other intercreditor arrangement pursuant to which the security interest in collateral securing the Notes will be a second priority to the security interest in the same collateral securing the Exit Facility.

Redemption:

Optional redemption by Company at par at any time (other than during redemption period following Change of Control) permitted and on other terms and conditions customary in the public high yield debt market.

Change of Control:

Upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.  The definition of “Change of Control” will be a definition acceptable to the Company and the Existing Lenders, but in any event will be the same as such term is defined in the Exit Facility.

Covenants:	To be agreed upon, and including customary exceptions and “baskets,” in each case no more onerous than those included in current public high yield debt market, principally as described below.

Limitation on Incurrence of Indebtedness:

The Company and its Restricted Subsidiaries (which will include all Guarantors) may not incur additional debt or issue preferred stock unless a pro forma fixed charge coverage (i.e., EBITDA/interest) meets a pre-defined level.  Notwithstanding the above, the Company and its Restricted Subsidiaries can issue debt:

• under the Exit Facility provided that the aggregate original principal amount thereof does not exceed $160 million;

• to refinance existing indebtedness (including the Exit Facility up to an aggregate principal amount not to exceed $160 million);

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• indebtedness incurred pursuant to customary non-speculative hedging agreements;

• acquired debt existing on property or assets at the time of acquisition;

• capitalized lease obligations and purchase money obligations;

• indebtedness incurred for the sole purpose of financing the payment of insurance premiums;

• an additional specified basket; and

• other exceptions to be agreed upon (e.g., intercompany debt).

Limitations on Restricted Payments:

The Company and its Restricted Subsidiaries will be restricted from making payment such as common or preferred stock dividends, repurchase of capital stock and repurchase of subordinated debt.  Such payments will be permitted if:

• no Event of Default (to be defined in the Note indenture) has occurred or would occur (but certain restricted payments of distributions to Parent to pay consolidated group taxes and Parent’s ordinary course operating expenses to be permitted in any event);

• payable solely in common stock of the Parent; and

• other conditions to be agreed upon are satisfied.

Limitations on Creation of Additional Liens:

The Company and its Restricted Subsidiaries will not create, incur, assume or suffer to exist any liens on any of their respective assets, except: (i) liens securing parity debt (including the Notes and the Exit Facility); (ii) liens securing acquired debt existing on property or assets at the time of acquisition; and (iii) certain permitted liens to be agreed upon (including a basket and other exceptions typical to public high yield issuances).

Limitations on sale of Assets:

The Company and its Restricted Subsidiaries may not dispose of any significant assets unless (i) they receive fair market value and 50% of the proceeds received are in cash or cash equivalents; and (ii) (a) the net cash proceeds are used to repay borrowings under the Exit Facility or invested in replacement assets or (b) other conditions, to be agreed upon, are satisfied.

Limitation on Transactions with Affiliates:

The Company and its Restricted Subsidiaries shall not enter into any transaction with affiliates (other than transactions with or among Restricted Subsidiaries) unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those obtained from a non-affiliate.  The foregoing restriction shall not apply to salaries and other employee compensation to officers or directors of the Company and its subsidiaries.

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Limitation on Mergers and Consolidations:

The Company may consolidate, merge, or transfer substantially all of its assets, provided that (i) the successor company assumes all obligations of the Company; and (ii) no default shall occur or continue after the merger.  The Company and/or its Restricted Subsidiaries will be permitted to make “Permitted Acquisitions” subject to mutually agreed upon limitations consistent with those customary in public high yield debt issuances.

Other:

Other customary covenants mutually deemed appropriate in the context of the proposed transaction and consistent with current public high yield secured debt issuances (with such covenants having such exceptions and baskets as may be mutually agreed upon).

Cross Default and Cross Acceleration Provisions:

Failure by the Company or any Restricted Subsidiary to make any principal or interest payment equal to or greater than an amount to be agreed upon, individually or in the aggregate, in respect of any debt within 30 days of such principal or interest becoming due and payable.

The acceleration of any debt of the Company or any Restricted Subsidiary equal to or greater than an amount to be agreed upon, individually or in the aggregate, and such acceleration does not cease to exist, or such debt is not satisfied, in either case within 30 days after such acceleration.

Required Noteholders:	Holders of at least 50% of the outstanding Notes.

Governing Law:	State of New York.

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EXHIBIT C

SUMMARY TERMS OF SUB DEBT WARRANTS(1)

Amount:	Up to 5% of the common stock to be issued by reorganized Superior Telecom Inc. upon confirmation of a Chapter 11 plan of reorganization

Holders:	Holders of Senior Subordinated Note Claims

Exercise Period:	2.5 years

Strike Price:	150% of the midpoint of range of equity value of New Common Stock as set forth in the Plan

Voting Rights:	None

Reporting Requirements:	None

Expenses:	Holders of Senior Subordinated Note Claims shall pay all of their own expenses, except that Superior will pay all expenses, etc. relating to “piggyback” registration

(1) Capitalized terms used herein but not described herein shall the meanings ascribed thereto in the Plan.

EXHIBIT D

SUMMARY OF REGISTRATION RIGHTS AGREEMENT

The Plan shall provide for a registration rights agreement with Reorganized Parent in favor of all initial holders of at least 2.5% of the outstanding shares of New Common Stock and permitted transferees thereof which hold 5% or more of the outstanding shares of New Common Stock.  Certain of the key terms of the registration rights agreement shall be as follows:

DEMAND REGISTRATIONS:

Reorganized Parent shall use reasonable best efforts to file and have declared effective, as promptly as practicable after the Effective Date, a resale registration statement for holders. The registration statement shall be kept current and effective for 3 years after it is initially declared effective (increased by the period of any blackout periods as contemplated below); provided that Reorganized Parent shall convert the initial registration statement into a shelf registration statement when eligible to do so, which shall remain current and effective for the foregoing time period. Upon the request of holders which, together with their affiliates, collectively beneficially own at least 15% of the outstanding shares of New Common Stock, the Reorganized Parent shall use its best efforts to file and have declared effective a registration statement (or to the extent permitted under applicable law, and if it does not have an adverse effect with respect to the shareholders, the Company may satisfy such demand through modification of the initial registration statement) covering the resale of the registrable New Common Stock of such holders and holders of registrable New Common Stock who exercise their piggyback rights; provided that if the initial registration statement is then current and effective and not subject to any blackout period and covers all of the shares subject to the demand, any such demand shall only be made in connection with an underwritten offer; provided further that after the initial registration statement has been converted into a shelf registration statement, underwritten offers may be effected by holders thereunder without exercising a demand registration right.  Such holders shall be entitled to demand up to four registrations of their registrable New Common Stock (including the shelf registration referred to below) on Form S-3 or, if Form S-3 is not then available to the Reorganized Parent, Form S-1, or any successor forms.  All holders of New Common Stock shall be entitled to participate in any such demand registration on a pro rata basis and the holders shall have a priority over any shares sought to be sold by the Reorganized Parent in any such registration.

The holders may request one shelf registration statement.  Subject to customary blackouts referred to below, the Company shall use its reasonable best efforts to maintain the effectiveness of any such shelf registration statement continuously for one year (subject to extension to the extent the use of the prospectus contained in the shelf registration statement shall be suspended) or such shorter period of time which will terminate the day after the date when all of the registrable New Common Stock covered by the shelf registration statement has been sold pursuant thereto or the first date there shall cease to be any registrable New Common Stock covered by such shelf registration statement.

There shall be at least a 180-day “breathing period” between the effectiveness of each new registration statement referred to above and between each new underwritten offering.

PIGGYBACK RIGHTS:

Holders of registrable New Common Stock shall be entitled to piggyback onto any registration (unless a shelf registration statement covering all outstanding shares of registrable New Common Stock is then effective) by Reorganized Parent of the New Common Stock for its own account or for the account of any other holders.  Reorganized Parent shall have priority in any registration it has initiated for its own account and the holders of New Common Stock collectively shall have priority in any registration initiated for the account of any holder.  Any cutback required with respect to the holders shall be done on a pro rata basis.

SELECTION OF UNDERWRITERS:

In the event the offering is to be underwritten, with respect to (i) any shelf or other demand registration, Reorganized Parent and the holders of a majority of the shares being offered shall mutually agree on the underwriters, and (ii) any registration initiated by Reorganized Parent for its own account, Reorganized Parent shall select a nationally recognized firm of underwriters in its sole discretion.

BLACKOUTS:

Reorganized Parent shall have a customary right to suspend, at any time (but not more than once in any twelve-month period) the registration process and/or suspend a holder’s ability to use a prospectus if Reorganized Parent believes, in the good faith judgment of its Board of Directors, that the continuation of the registration process thereof at the time requested would adversely affect a pending or proposed significant corporate event, or negotiations, discussions or pending proposals with respect thereto or would require the disclosure of material non-public information that, in the good faith judgment of the Board of Directors, would have a material adverse effect on Reorganized Parent and its subsidiaries taken as a whole.  The filing of a registration statement (or amendment or supplement thereto) by Reorganized Parent cannot be deferred, and the holder’s rights to make sales cannot be suspended, pursuant to the provisions of the previous sentence for more than ten days after the abandonment or consummation of any of the foregoing proposals or transactions or for more than 90 days after the date of the Board’s determination referenced in the preceding sentence.

EXPENSES:

Reorganized Parent shall pay all customary costs and expenses associated with each registration, including, for each registration prepared, the reasonable fees and expenses of one firm of attorneys selected by the holders of a majority of the shares of New Common Stock covered by such registration.  Holders of New Common Stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

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TERMINATION OF REGISTRATION RIGHTS:

Reorganized Parent’s’ obligations to register New Common Stock for sale under the Securities Act shall terminate on the earlier of (i) the first date on which no initial holder or permitted transferee holds any shares of registrable New Common Stock or (ii) the first date on which (1) no holder of New Common Stock, together with its affiliates, holds 5% or more of the outstanding shares of New Common Stock and (2) less than 25% of the aggregate number of shares of New Common Stock issued pursuant to the Plan are collectively held by the initial holders thereof and their affiliates.

AMENDMENT:

The terms of the Registration Rights Agreement may be amended with the consent of Reorganized Parent and the holders of at least a majority of the shares of registrable New Common Stock; provided that no amendment shall modify the Reorganized Parent’s obligation relating to the initial registration statement.

INDEMNIFICATION:	There shall be customary indemnification provisions.

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EXHIBIT E

NEW SUB, INC.

SERIES A 9.5% PREFERRED STOCK

TERM SHEET

Securities to be Offered:

5,000,000 shares of Series A 9.5% non-convertible preferred stock, par value $1.00 per share (the “Preferred Stock”) of New Sub, Inc., a newly formed Delaware corporation and parent company of Superior Telecommunications LLC (“NS”), following confirmation of the Chapter 11 Plan of Reorganization of Superior Telecom Inc. and the related debtors (the “Plan”).

Purchasers:

Preferred Stock will be sold to Superior Telecom Inc. as partial consideration for the limited liability company interests in Superior Telecommunications LLC.  Thereafter, upon the liquidation of Superior Telecom Inc. or otherwise pursuant to the Plan, the shares of Preferred stock will be distributed pro-rata to the holders of “Existing Lender Claims” (as such term is defined in the Plan).

Dividends:

The Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 9.5% per annum per share, payable semi-annually; provided, however, if on any dividend payment date during the first year of issuance, Superior Telecommunications LLC issues payment-in-kind notes in lieu of cash interest on the Senior Notes (as hereinafter defined) in accordance with the terms thereof, then NS shall issue payment-in-kind Preferred Stock in lieu of cash dividends.

Rank:	The Preferred Stock will rank junior to all other classes of preferred stock of NS.

Mandatory Redemption Upon Change of Control:	In the event of a change of control of NS, NS will be deemed to have made an offer to redeem the Preferred Stock for cash at par, with accrued and unpaid dividends (the “Redemption Price”).

A change in control of NS shall have the same meaning as such term is defined in the Senior Notes of Superior Telecommunications LLC (the “Senior Notes”) to be issued concurrently with the Preferred Stock.

Mandatory Redemption:

On the tenth anniversary of the issue date, NS shall give a notice of redemption to all holders of the Preferred Stock and, 30 days after such notice, NS shall redeem for cash all of the outstanding shares of Preferred Stock at the Redemption Price per share.

Optional Redemption:	At the option of NS, shares of Preferred Stock may be redeemed at any time or from time to time at the Redemption Price.

Liquidation Preference:

In the event of any liquidation, dissolution or winding up of NS, or a sale or transfer of all or substantially all of the assets of NS, holders of Preferred Stock will be entitled to the Redemption Price per share before any payment is made to the holders of Common Stock or any other junior securities.

No Conversion Option:	Shares of Preferred Stock will be non-convertible.

Restrictions on Creation of Senior Securities; Covenants:	None.

Voting Rights:

None, except that NS shall not alter or change the powers, preferences or special rights (including, without limitation, those relating to dividends, redemption, liquidation preference or voting) of the shares of Preferred Stock so as to affect them adversely without the approval of holders of at least a majority of the shares of Preferred Stock.(1)

(1) Subject to compliance with § 1123 of the Bankruptcy Code.

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EXHIBIT F

Schedule of Contracts/Leases to Be Assumed and Cure Amounts

EXHIBIT G

Schedule of Contracts/Leases to Be Rejected

EXHIBIT H

Term Sheet for Certificate of Incorporation
and Bylaws and Related Corporate Governance Matters for Superior TeleCom Inc.

1.  Certificate of Incorporation

•                  The authorized capital stock of the Reorganized Parent will consist of the New Common Stock and “blank check” preferred stock, the rights and preferences of which shall be determined prior to issuance by a majority vote of the New Board.

•                  The New Board initially will consist of 7 directors, 6 of whom shall be initially appointed by members of a subcommittee of the Existing Lenders; the Chief Executive Officer of the Reorganized Parent shall be the seventh director (or, if on the Effective Date the Chief Executive Officer has not been appointed, then the seventh director shall be the Chief Restructuring Officer until such time as the CEO has been appointed).  The chairman of the New Board will be selected by a majority vote of the New Board.  Directors shall serve for a term of 3 years except as provided otherwise below.

•                  The New Board will be divided into three classes as follows:  Class 1 shall have 2 directors who shall serve an initial term of 1 year (one of whom shall be the CEO or, as provided above, the Chief Restructuring Officer); Class 2 shall have 2 directors who shall serve an initial term of 2 years; Class 3 shall have 3 directors who shall serve an initial term of 3 years.

•                  Director liability exculpation provisions shall be to the fullest extent permitted by Delaware law.

•                  Directors may be removed only for cause and by a majority vote of the outstanding shares of New Common Stock.

•                  Stockholders may not act by written consent in lieu of a stockholders meeting.

•                  Special meetings of the stockholders may be called only by a majority of the directors of the New Board, the Chief Executive Officer or the President.

•                  The Reorganized Parent will expressly opt-in to Delaware General Corporation Law Section 203.

•                  Other customary provisions for a public company.

2.  Bylaws

•                  Directors shall be indemnified by the Reorganized Parent to the fullest extent permitted by Delaware law.

•                  The bylaws may be amended by a majority vote of the New Board or by a majority vote of the outstanding shares of New Common Stock.

•                  Vacancies on the New Board shall be filled by a majority vote of the New Board.

•                  Stockholders must give advance written notice of director nominations or other business they intend to bring before any stockholder meeting

Other customary provisions for a public company.